SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Definitive Additional Materials
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PACIFICARE HEALTH SYSTEMS, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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5995 Plaza Drive
Cypress, California 90630

May 8, 2003

DEAR FELLOW STOCKHOLDERS:

We cordially invite you to attend our 2003 Annual Meeting of Stockholders. The meeting will be held on Thursday, June 12, 2003 at 10:00 a.m. at the Marina Del Rey Hotel, 13534 Bali Way, Marina Del Rey, California 90292.

At the meeting you will be asked to:

•	elect 11 directors if the following proposal is approved by the stockholders, or otherwise elect four directors,

•	approve amendments to our certificate of incorporation to declassify our Board of Directors and make other related changes and to modify the limitation on personal liability of our directors,

•	approve an amendment and restatement of our 1996 Management Incentive Compensation Plan, and

•	ratify the selection of our independent auditors for 2003.

We will also transact any other business that may properly come before the meeting, report on our performance in 2002 and answer your questions.

We hope you can attend the meeting. However, if you will not be able to join us, we urge you to exercise your right as a stockholder to vote. The vote of every stockholder is important, and we appreciate your prompt completion, signature and return of the proxy card in the enclosed envelope, which requires no postage. For your convenience, you may also vote by telephone at (800) 435-6710, or over the Internet at www.eproxy.com/phsy.

Sincerely,

David A. Reed	Howard G. Phanstiel
Chairman of the Board	President and Chief Executive Officer

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

The 2003 Annual Meeting of Stockholders of PacifiCare Health Systems, Inc. will be held on Thursday, June 12, 2003 at 10:00 a.m. at the Marina Del Rey Hotel, 13534 Bali Way, Marina Del Rey, California 90292, for the following purposes:

(1) to elect 11 directors to hold office until our next annual stockholders’ meeting if the following proposal is approved by the stockholders, or otherwise to elect four directors for a term of three years,

(2) to approve amendments to our amended and restated certificate of incorporation to declassify our Board of Directors and make other related changes and to modify the limitation on personal liability of our directors,

(3) to approve an amendment and restatement of our 1996 Management Incentive Compensation Plan,

(4) to ratify the selection of Ernst & Young LLP as PacifiCare’s independent auditors for 2003, and

(5) to transact other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on April 18, 2003 are entitled to attend and vote at the meeting or any adjournment or postponement of the meeting. A complete list of these stockholders will be available for inspection at our principal executive offices located at 5995 Plaza Drive, Cypress, CA 90630, and at the meeting.

By Order of the Board of Directors,

Howard G. Phanstiel
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the 2003 Annual Meeting of Stockholders of PacifiCare Health Systems, Inc. To ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed self-addressed, postage-paid envelope or, alternatively, fill out the proxy card by telephone by calling 1-800-435-6710, or over the Internet at www.eproxy.com/phsy. If you attend the annual meeting in person, you may vote at the meeting even if you have previously returned a proxy or voted by telephone or over the Internet.

NOTICE TO PARTICIPANTS IN THE

PACIFICARE HEALTH SYSTEMS, INC.
SAVINGS AND PROFIT-SHARING PLAN

Ladies and Gentlemen:

The 2003 Annual Meeting of Stockholders will be held on Thursday, June 12, 2003 at 10:00 a.m. at the Marina Del Rey Hotel, 13534 Bali Way, Marina Del Rey, California 90292. The stockholders will be asked to consider and vote on the following items of business:

(1)	to elect 11 directors to hold office until our next annual stockholders’ meeting if the following proposal is approved by the stockholders, or otherwise to elect four directors for a term of three years,

(2)	to approve amendments to our amended and restated certificate of incorporation to declassify our Board of Directors and make other related changes and to modify the limitation on personal liability of our directors,

(3)	to approve an amendment and restatement of our 1996 Management Incentive Compensation Plan, which will amend the qualifying performance criteria for, and increase the maximum award that may be granted under, the plan,

(4)	to ratify the selection of Ernst & Young LLP as PacifiCare’s independent auditors for 2003, and

(5)	to transact other business properly coming before the meeting.

As a participant in the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan, or 401(k) Plan, you have certain voting rights in PacifiCare’s common stock. The proxy statement is being mailed to 401(k) Plan participants who have rights in PacifiCare’s common stock as of the close of business on April 18, 2003.

Wells Fargo Bank is the trustee of the 401(k) Plan, or the Trustee, and holds all shares of PacifiCare’s common stock allocated to the 401(k) Plan. The 401(k) Plan requires the Trustee to solicit voting instructions from you and to vote your shares of PacifiCare common stock in accordance with your instructions. Under the 401(k) Plan, you are designated as a “named fiduciary” for voting purposes and as a named fiduciary, you are entitled to instruct the Trustee as to how to vote all shares of PacifiCare common stock allocated to your 401(k) Plan account.

You should understand that by signing and returning the enclosed Voting Instruction Card, you are accepting the designation as a named fiduciary of the 401(k) Plan. Accordingly, you should exercise your voting rights prudently.

Instructions

The attached proxy statement provides you with a description of the proposal to amend our amended and restated certificate of incorporation to declassify our Board of Directors and make other related changes and to modify the limitation on personal liability of our directors. The Board of Directors recommends a vote to approve this proposal.

The proxy statement provides you with the biographies of the director nominees. If the preceding proposal is approved by the stockholders, there will be 11 director nominees; otherwise there will be four director nominees. The Board recommends a vote for all of these nominees.

The proxy statement provides you with a description of the proposal for the amendment and restatement of our 1996 Management Incentive Compensation Plan. The Board recommends a vote to approve this proposal.

The proxy statement also provides you with a description of the proposal to ratify Ernst & Young LLP as PacifiCare’s independent auditors for 2003. The Board also recommends a vote to approve this proposal.

The Trustee, however, makes no recommendation with respect to your voting decisions.

In your complete discretion, you may follow the recommendations of PacifiCare’s Board of Directors or you may vote differently on any or all issues.

As provided in the 401(k) Plan, your voting instructions will be kept confidential and will not be disclosed by the Trustee to any person, except as may be necessary to tabulate your voting instructions.

How The Votes Are Counted

If the Trustee receives a voting instruction card from you on time, it will vote the shares of PacifiCare common stock allocated to your 401(k) Plan account as you instruct. If the Trustee does not receive a voting instruction card from you on time, the Trustee will vote the shares of PacifiCare common stock allocated to your 401(k) Plan account in accordance with the instructions of the other participants who provide timely voting instructions to the Trustee. If you sign and timely return a voting instruction card without indicating a vote, the Trustee will vote the shares of PacifiCare common stock allocated to your 401(k) Plan account in accordance with the recommendations of PacifiCare’s Board of Directors listed above.

Complete Your Voting

Mellon Investor Services has been asked to receive and tabulate your voting instructions on behalf of the Trustee. For your voting instructions to the Trustee to be effective, you must complete, sign and date the accompanying voting instruction card and return it to Mellon Investor Services in the enclosed pre-addressed envelope that requires no postage. Your voting instruction card must be received no later than the close of business on June 9, 2003. Your prompt cooperation is greatly appreciated.

Wells Fargo Bank (Trustee)

May 8, 2003

PROXY STATEMENT
QUESTIONS AND ANSWERS
PROPOSALS TO BE VOTED ON
ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES
DIRECTOR COMPENSATION
PRINCIPAL STOCKHOLDERS
EQUITY-BASED INSTRUMENTS HELD BY MANAGEMENT
PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
OPTION GRANTS
OPTIONS EXERCISED
PENSION PLAN
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
OTHER INFORMATION
Certain Relationships and Related Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Other Matters to Come Before the Annual Meeting
Stockholder Proposals
Costs of Proxy Solicitation
Incorporation by Reference
Annex A AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PACIFICARE HEALTH SYSTEMS, INC.
Annex B 2003 MANAGEMENT INCENTIVE COMPENSATION PLAN
PACIFICARE HEALTH SYSTEMS, INC.
VOTING INSTRUCTIONS TO TRUSTEE

i

PROXY STATEMENT

As a stockholder of PacifiCare Health Systems, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals you are voting on this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to PacifiCare Health Systems, Inc. as “PacifiCare,” the “Company,” “we,” “us” or “our.” We also refer to this proxy statement, the proxy card and our 2002 annual report as the “proxy materials.”

The Board of Directors is sending proxy materials to you and all other stockholders on or about May 8, 2003. The Board is asking you to vote your shares by completing, signing and returning the proxy card. Alternatively, you may fill out the proxy card by telephone by calling 1-800-435-6700, or over the Internet at www.eproxy.com/phsy. If you attend the annual meeting in person, you may vote at the meeting even if you have previously returned a proxy or voted by telephone or over the Internet.

QUESTIONS AND ANSWERS

Who can vote at the annual meeting?

Stockholders who owned PacifiCare common stock on April 18, 2003 may attend and vote at the annual meeting. Each share is entitled to one vote on each of the proposals to be voted on at the annual meeting. There were 36,954,000 shares of PacifiCare common stock outstanding on April 18, 2003.

What is in this proxy statement?

This proxy statement describes the proposals on which we would like you, as a stockholder, to vote. It also gives you information on the proposals, as well as other information, so that you can make an informed decision.

What is the proxy card?

The proxy card enables you to appoint David A. Reed and Howard G. Phanstiel as your representatives at the annual meeting. By completing, signing and returning the proxy card, you are authorizing Mr. Reed and Mr. Phanstiel to vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card before the meeting date just in case your plans change.

What am I voting on?

We are asking you to vote on:

•	if the following proposal is approved by the stockholders, the election of 11 directors to hold office until our next annual stockholders’ meeting, or otherwise the election of four directors for a term of three years,

•	a proposal to amend our amended and restated certificate of incorporation to declassify our Board of Directors and make other related changes and to modify the limitation on personal liability of our directors,

•	a proposal to approve an amendment and restatement of our 1996 Management Incentive Compensation Plan, and

•	the ratification of Ernst & Young LLP as PacifiCare’s independent auditors for 2003.

The section appearing later entitled “Proposals to be Voted On” gives you more information on the proposals described above.

How do I vote?

You may vote by mail. You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of Mr. Reed and Mr. Phanstiel, if a proposal comes up for a vote at the meeting that is not on the proxy card.

If you do not mark your voting instructions on the proxy card, your shares will be voted for the named nominees for director and in favor of all the proposals described above. If a proposal comes up for a vote at the meeting that is not on your proxy card, your shares will be voted according to the best judgment of Mr. Reed and Mr. Phanstiel.

You may vote by telephone. Instructions on how to vote by telephone are located on the proxy card included with this proxy statement. To vote by telephone, you will need to use the control number located on the proxy card. This control number is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded. You must complete your proxy card by telephone before 11:00 p.m. (Eastern Time) on June 11, 2003. Voting by telephone will not be permitted after 11:00 p.m. (Eastern Time) on Wednesday, June 11, 2003.

You may vote via the Internet. Instructions on how to submit a proxy card via the Internet are located on the proxy card included with this proxy statement. The Internet voting procedures are designed to authenticate PacifiCare stockholders by use of a control number located on the proxy card. If you hold your shares through a bank, broker or other holder of record, check the information provided by that entity to determine which voting options are available to you. Please be aware that any costs related to voting over the Internet, such as Internet access charges and telecommunication costs, will be your responsibility.

In voting, please specify your choices by marking the appropriate spaces on the proxy card you will access over the Internet. Voting instructions will be tabulated as described above as if you were voting by mail. You must complete your proxy card over the Internet before 11:00 p.m. (Eastern Time) on June 11, 2003. Voting over the Internet will not be permitted after 11:00 p.m. (Eastern Time) on Wednesday, June 11, 2003.

You may vote in person at the meeting. We will pass out written ballots to stockholders who want to vote in person at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker to vote at the meeting. Holding shares in “street name” means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name.

How do I vote my 401(k) Plan shares?

You will receive a separate voting instruction card for the shares allocated to you under the PacifiCare Savings and Profit-Sharing Plan, or 401(k) Plan. By completing the voting instruction card that came with your proxy statement, you provide voting instructions to Wells Fargo & Company, the Trustee, for the shares you hold through the 401(k) Plan.

If the Trustee does not receive voting instructions from you, the Trustee may vote the shares allocated to you under the 401(k) Plan in the same proportion as the shares voted by all other 401(k) Plan participants. If the Trustee receives a signed but not completed voting instruction card, the Trustee will vote the shares according to the recommendations of PacifiCare’s Board of Directors.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete, sign and return all proxy cards to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

What if I change my mind after I return my proxy card?

You may revoke your proxy card and change your vote by:

•	signing another proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting.

Will my shares be voted if I do not return my proxy card ?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under New York Stock Exchange rules to vote customers’ unvoted shares on some “routine” matters, which votes are referred to as “broker non-votes.” Under these rules, all of the proposals described later under “Proposals to be Voted On” are considered routine matters.

If you do not return a proxy card to vote your shares, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by returning your proxy card . This ensures your shares will be voted at the meeting.

You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

How many shares must be present to hold the meeting?

To hold the meeting and conduct business, a majority of PacifiCare’s outstanding shares as of April 18, 2003 must be present at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting.

How many votes must the proposal to amend our amended and restated certificate of incorporation to declassify our board of directors and to modify the limitation on personal liability of our directors receive to be approved?

The proposal to amend our amended and restated certificate of incorporation to declassify our Board of Directors and to modify the limitation on personal liability of our directors will be approved if holders of a majority of our outstanding shares vote to approve the proposal.

How many votes must the nominees have to be elected as directors?

The nominees receiving the highest number of votes for election will be elected as directors. This number is called a plurality.

How many votes must the proposal to amend and restate our 1996 Management Incentive Compensation Plan receive to be approved?

The proposal to amend and restate our 1996 Management Incentive Compensation Plan will be approved if holders of a majority of the shares present at the meeting in person or by proxy and entitled to vote on the matter vote for approval.

How many votes must the proposal to ratify Ernst & Young LLP as PacifiCare’s independent auditors for 2003 receive to be approved?

The proposal to ratify Ernst & Young LLP as PacifiCare’s independent auditors for 2003 will be approved if holders of a majority of the shares present at the meeting in person or by proxy and entitled to vote on the matter vote for approval. Because this proposal is only a ratification, the Audit, Finance and Ethics Committee of the Board of Directors in its discretion may appoint different independent auditors at any time during 2003 if it determines that doing so would be in the best interest of PacifiCare and its stockholders.

What happens if a nominee is unable to stand for election?

The Board may reduce the number of nominees or select a substitute nominee. In the latter case, if you have completed, signed and returned your proxy card, Mr. Reed and Mr. Phanstiel can vote your shares for a substitute nominee. They cannot vote for more than 11 nominees in the event the proposal to amend our amended and restated certificate of incorporation to declassify our Board of Directors is approved by the stockholders, or otherwise cannot vote for more than four nominees.

How are the votes counted?

You may vote either “for” each director nominee, or withhold your vote from any one or more of the nominees. If you withhold your vote from any one or more of the nominees, your shares will not be counted as casting votes for such nominees.

You may vote “for” or “against” the proposal to amend our amended and restated certificate of incorporation to declassify our Board of Directors and to modify the limitation on personal liability of our directors, or “abstain” from voting on the proposal. If you abstain from voting, it will have the same effect as a vote “against” the proposal. Broker non-votes also have the same effect as a vote “against” the proposal.

You may vote “for” or “against” the proposal to amend and restate our 1996 Management Incentive Compensation Plan, or “abstain” from voting on the proposal. If you abstain from voting, it will have the same effect as a vote “against” the proposal. Broker non-votes are not counted as voting on the proposal.

You may vote “for” or “against” the proposal to ratify Ernst & Young LLP as PacifiCare’s independent auditors for 2003, or “abstain” from voting on the proposal. If you abstain from voting, it will have the same effect as a vote “against” the proposal. Broker non-votes are not counted as voting on the proposal.

If you give your proxy without voting instructions, your shares will be counted as a vote for each director nominee and for each of the proposals described above. Voting results are tabulated and certified by our transfer agent, Mellon Investor Services.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the quarter ended June 30, 2003. We will file that report no later than August 14, 2003 with the Securities and Exchange Commission, or SEC. You may obtain a copy of this report by contacting our Investor Relations Hotline at (800) 631-0969 or at an SEC public reference room. For the location of an SEC public reference room near you, please contact the SEC at (800) SEC-0330.

You can also get a copy of the voting results on the Internet at www.pacificare.com by clicking on “Investor Relations>>SEC Filings” or through the SEC’s electronic data system called EDGAR at www.sec.gov.

How do I receive an annual report?

PacifiCare will provide, without charge, a copy of its Annual Report on Form 10-K as filed with the SEC, to any stockholder entitled to receive this proxy statement. Requests should be addressed to Investor Relations, PacifiCare at P.O. Box 6006, Cypress, California 90630. The request must include a representation that the person making the request was a PacifiCare stockholder on April 18, 2003.

You can also get a copy of our Annual Report on the Internet at www.pacificare.com by clicking on “Investor Relations>>2002 Annual Report.”

PROPOSALS TO BE VOTED ON

1.     Election of Directors

If Proposal 2 is approved at the meeting, nominees for director this year are Bradley C. Call, Shirley S. Chater, Ph.D., Terry O. Hartshorn, Gary L. Leary, Sanford M. Litvack, Dominic Ng, Howard G. Phanstiel, Warren E. Pinckert II, David A. Reed, Charles R. Rinehart and Lloyd E. Ross. Each nominee is presently a director of PacifiCare, and each elected director will, if Proposal 2 is approved at the meeting, hold office for a one-year term until the next annual stockholders’ meeting and until a successor is elected and has qualified, subject to earlier resignation, removal or death. The nominees’ biographies are on pages 12 to 14.

If Proposal 2 is approved by the stockholders, the Board recommends a vote for each of these nominees.

If Proposal 2 is not approved at the meeting, nominees for director this year are Gary L. Leary, Warren E. Pinckert II, David A. Reed and Dominic Ng, each of whom is presently a director of PacifiCare and each of whom, if elected, will serve a three-year term, subject to earlier resignation, removal or death.

If Proposal 2 is not approved by the stockholders, the Board recommends a vote for each of these nominees.

2.     Board Declassification and Modification of Limitation of Liability

Board Declassification

PacifiCare’s amended and restated certificate of incorporation currently provides for the Board to be divided into three classes, with the number of directors in each class being as nearly equal as possible, for one of the three classes to be elected each year, and for each director to serve a three-year term. PacifiCare’s amended and restated certificate of incorporation also currently requires the approval of stockholders holding at least 66 2/3% of the total votes eligible to be cast in a director election to remove a director prior to the expiration of his or her term. The classified director provision is set forth in Article VI(A) of PacifiCare’s amended and restated certificate of incorporation, and the removal requirement is set forth in Article VI(C) of PacifiCare’s amended and restated certificate of incorporation.

Supporters of classified boards believe that classified boards enhance continuity and stability in a company’s management and policies and thereby facilitate more effective long-term strategic planning and enhanced stockholder value. Supporters of classified boards also believe that, in the event of an unfriendly or unsolicited effort to take over or restructure a company, a classified board facilitates the board’s ability to obtain the best outcome for stockholders by giving the company time to negotiate with the entity seeking to gain control of the company and to consider alternative proposals.

Alternatively, a classified board of directors limits the ability of stockholders to elect directors and exercise influence over a company, and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for the implementation of those policies. A nonclassified board enables stockholders to hold all directors accountable on an annual basis, rather than over a three-year period. Also, the existence of a classified board may deter some tender offers or substantial stock purchases that could give stockholders the opportunity to sell their shares at a price in excess of what they would otherwise receive. Accordingly, approval of the proposed amendments to PacifiCare’s amended and restated certificate of incorporation could increase the likelihood of such a tender offer or substantial stock purchases by a person seeking to change PacifiCare’s board.

At PacifiCare’s 2002 annual meeting of stockholders, a majority of the shares voted (although less than 50% of the outstanding shares) were voted in favor of a nonbinding stockholder proposal recommending the declassification of the Board. The Board previously approved a resolution to submit to the stockholders for approval proposed amendments to Articles VI and VII of PacifiCare’s amended and restated certificate of incorporation to eliminate the classification of the Board and related matters, including the 66 2/3% stockholder approval requirement for director removal (which super-majority removal requirement is only permitted under Delaware law if the Board is classified). The Board has decided to voluntarily submit the proposed amendments to PacifiCare’s amended and restated certificate of incorporation to effect the declassification of the Board because of the support for the nonbinding stockholder proposal at PacifiCare’s 2002 annual meeting of stockholders, along with the other factors discussed above.

If the proposed amendments to PacifiCare’s amended and restated certificate of incorporation are approved by stockholders at the meeting, the Board will be declassified. This means that, upon filing of the amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, directors whose existing terms have expired will, subject to their earlier resignation, removal or death, hold office for a one-year term until the next annual meeting and their successors are elected and qualified. Each of PacifiCare’s 11 directors have agreed to shorten their existing terms and stand for re-election at the meeting for a one-year term if the proposed amendments to PacifiCare’s amended and restated certificate of incorporation are approved by stockholders at the meeting and the amendments are filed with the Secretary of State. If the proposed amendments to PacifiCare’s amended and restated certificate of incorporation are not approved by stockholders at the meeting, the Board will remain classified, meaning that stockholders will elect only the four Class I directors at the meeting, with each of the elected directors serving a three-year term.

In addition, under Delaware law, directors of companies that do not have classified boards may be removed with or without cause by a majority vote of the stockholders at any annual or special meeting of stockholders. The proposed amendments to PacifiCare’s amended and restated certificate of incorporation include deleting the requirement of at least 66 2/3% stockholder approval for removal of directors with or without cause prior to the expiration of their terms (which super-majority removal requirement is only permitted under Delaware law if the Board is classified). Accordingly, if the proposed amendments to PacifiCare’s amended and restated certificate of incorporation are approved by stockholders at the meeting, stockholders by a majority vote will be able to remove any or all directors without cause at any stockholders’ meeting, subject to compliance with the advance notice and other provisions relating to actions to be taken at stockholder meetings that are included in PacifiCare’s bylaws.

Modification of the Limitation of Liability of Directors

PacifiCare’s amended and restated certificate of incorporation currently provides for the elimination of personal liability of a director for monetary damages for breach of fiduciary duty subject to the four exceptions required under existing Delaware law. Under existing Delaware law, personal liability cannot be eliminated for (a) breach of any director’s duty of loyalty to the corporation or its stockholders, (b) acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Section 174 of the General Corporation Law of Delaware (related to illegal dividends and stock repurchases) or (d) any transaction for which the director derived an improper personal benefit. This provision is set forth in Article IX of the amended and restated certificate of incorporation.

The proposed amendment to Article IX would replace the existing provision with new language that provides for the elimination of personal liability to the fullest extent permitted under applicable law. Under current Delaware law, the modification of Article IX should have no effect on the elimination of personal liability of directors because each of the exceptions that are now explicitly set forth in Article IX are also set forth in the applicable Delaware statute and, therefore, still would apply under the proposed amendment. The proposed amendment, however, could provide greater protection to directors than is currently provided in Article IX in the event that the applicable Delaware statute is amended or in the event of any case law that narrows the interpretation of the statutory exceptions for those corporations making a clear statement of intention to provide the maximum elimination of liability permitted by applicable law.

Directors of public companies have increased responsibilities under the Sarbanes-Oxley Act of 2002 and the regulations under that law and under the proposed new listing requirements for national securities exchanges or the NASDAQ National Market. These enhanced responsibilities and the increased risk of litigation faced by directors may hinder the retention and recruitment of the best directors to serve PacifiCare and its stockholders. Accordingly, PacifiCare’s Board desires to provide to directors the broadest form of elimination of liability permitted under applicable law as part of a strategy of mitigating the risk of personal liability of directors consistent with the public policy reflected in the Delaware law.

The proposed amendment would have the effect of allowing the directors to benefit from any subsequent changes in the law without the need to propose a further amendment to the certificate of incorporation that would require approval by a majority of the outstanding voting power of PacifiCare and would only be effective for acts or omissions occurring after the effective date of the amendment. If the proposed amendment is adopted, stockholders would not have the opportunity to decide subsequently whether they were supportive of any further expansion of the elimination of liability of directors allowed by changes to the applicable law. If stockholders were opposed to the broadening of the elimination of liability, they would have to seek the adoption of a new amendment to the certificate of incorporation. Stockholders also would need to obtain the cooperation of the Board to effect any such amendment because, under applicable Delaware law, the certificate of incorporation cannot be amended without the approval of a company’s board of directors.

The proposed amendments to PacifiCare’s amended and restated certificate of incorporation are set forth in Annex A hereto.

The Board recommends a vote for approval of the proposed amendments to PacifiCare’s amended and restated certificate of incorporation.

3.	Amendment and Restatement of 1996 Management Incentive Compensation Plan

PacifiCare’s 2003 Management Incentive Compensation Plan, or the Plan, is an amendment and restatement of its 1996 Management Incentive Compensation Plan, or the 1996 Plan. The Executive Compensation Sub-Committee of the Compensation Committee of PacifiCare’s Board, or the Sub-Committee, administers the 1996 Plan, and has approved the proposed amendment and restatement of the 1996 Plan that will, subject to stockholder approval, change the qualifying performance criteria, as well as the maximum award that may be granted to a participant in any plan year, to 1% of PacifiCare’s adjusted operating income for individuals holding PacifiCare’s chief executive officer position, and 0.4% of PacifiCare’s adjusted operating income for individuals holding each of PacifiCare’s four other most highly compensated executive officer positions. Under the Plan, adjusted operating income is defined as PacifiCare’s pre-tax operating income, excluding amortization of goodwill and intangible assets, interest and taxes, as determined in accordance with generally accepted accounting principles.

The proposed Plan is set forth as Annex B hereto. The essential features of the Plan are described below.

PacifiCare is submitting the proposed Plan for stockholder approval both to comply with the 1996 Plan’s amendment provisions and to qualify awards under the Plan as qualified performance-based compensation under U.S. tax law and preserve PacifiCare’s ability to deduct compensation for tax purposes. Because awards granted under the Plan may result in awards in excess of $1 million, PacifiCare wishes to have the Plan approved by stockholders to retain the deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, of these awards. The Board recommends a vote for approval of the Plan. If the Plan is approved by stockholders at the meeting, all awards to covered participants for 2003 and thereafter will be made under the Plan. If the Plan is not approved by stockholders at the meeting, all awards to covered participants for 2003 and thereafter will continue to be made under the 1996 Plan, as it is presently in effect.

The Sub-Committee currently administers the 1996 Plan and would administer the Plan. All of the members of the Sub-Committee are directors who are considered outside directors for purposes of

Section 162(m) of the Code. Under the Plan, only individuals holding PacifiCare’s chief executive officer position, and individuals holding each of the four highest compensated executive officer positions, or, collectively, the Covered Employees, are eligible to participate in the Plan. Under the 1996 Plan, individuals other than the Covered Employees were also eligible to participate in such plan.

The Sub-Committee may reduce awards granted under the Plan based on the Sub-Committee’s subjective assessment of such factors as it deems relevant.

The percentage of adjusted operating income that the Covered Employees are eligible to receive as awards under the Plan is intended by the Sub-Committee to satisfy the requirements for “performance-based” compensation under Section 162(m) of the Code. The Sub-Committee will certify in writing, prior to the payment of any award, the amount of adjusted operating income for the plan year.

The maximum award that may be granted to PacifiCare’s chief executive officer in any plan year is 1% of PacifiCare’s adjusted operating income for that plan year, and the maximum award that may be granted in any plan year to each of PacifiCare’s four other most highly compensated executive officers is 0.4% of PacifiCare’s adjusted operating income. These maximum potential awards that may be granted to the Covered Employees in a plan year are referred to in the Plan as “maximum awards.” The actual awards made to these executive officers will be determined by the Sub-Committee in its discretion, and may be less than the maximum awards based on factors the Sub-Committee deems relevant, such as adjusted operating income for the plan year, PacifiCare’s financial and strategic achievements during the plan year, and information about compensation of other comparable companies. The actual awards made to these executive officers may not be more than the maximum awards described above, and the Sub-Committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year. Amounts that are potentially available to be awarded to an executive officer but not actually awarded to that executive officer may not be re-allocated to other executive officers, or utilized for awards in other plan years.

Under the Plan, if a Covered Employee dies, becomes disabled or retires during a plan year, any award earned will be prorated unless otherwise determined by the Sub-Committee, and if a Covered Employee dies, becomes disabled or retires after the end of a plan year, any award earned but then unpaid will be made. If a Covered Employee ceases to be employed by PacifiCare other than because of his or her death, disability or retirement prior to payment of any award, that participant forfeits all rights to that award in the sole discretion of the Sub-Committee. In addition, in the event of a reorganization, merger or consolidation in which PacifiCare is not the surviving corporation, or PacifiCare’s sale of substantially all its assets or dissolution or liquidation, the Plan will terminate on the effective date of such transaction unless it is assumed or continued. Provision will be made for determining the amount of cash payable for all awards for a plan year ending after such event unless provisions are made for the continuance of the Plan and the assumption or substitution for such awards of an equivalent value by the successor corporation.

Under the Plan, the establishment of awards for the Covered Employees is subject to, and contingent upon, stockholder approval of the material terms of the Plan, including the percentages of adjusted operating income Covered Employees are eligible to receive under the Plan that constitute the maximum awards. Future stockholder approval would be required to change the definition of Covered Employee, adjusted operating income or maximum award under the Plan.

Awards under the Plan (assuming stockholder approval of the Plan) are intended to qualify as performance-based compensation under Section 162(m) of the Code. The Plan does not provide for discretionary incentive awards.

Because awards under the Plan are based on a percentage of adjusted operating income and may be reduced discretionarily by the Sub-Committee, total awards that may be granted for 2003 are not determinable until the completion of the plan year. The following table presents certain information with respect to awards granted under the 1996 Plan during the year ended December 31, 2002 to the Covered Employees that would have been eligible to participate in the Plan had it been in effect for such year (as set forth in the “Summary Compensation Table” below).

Plan Compensation

Name and Position	Bonus

Howard G. Phanstiel	$1,690,000
President and Chief Executive Officer
Bradford A. Bowlus	780,000
Executive Vice President and President and CEO, PacifiCare Health Plans
Joseph S. Konowiecki	700,000
Executive Vice President, General Counsel and Secretary
Gregory W. Scott	650,000
Executive Vice President and Chief Financial Officer
Katherine F. Feeny	206,250
Executive Vice President, Senior Solutions

The Board recommends a vote for the amendment and restatement of the 1996 Management Incentive Compensation Plan.

4.     Ratification of Independent Auditors

The Audit, Finance and Ethics Committee of PacifiCare’s Board, or Audit Committee, has selected Ernst & Young LLP as PacifiCare’s independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the selection of independent auditors for ratification by stockholders at the meeting. Ernst & Young LLP has audited PacifiCare’s financial statements since 1984. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as PacifiCare’s independent auditors is not required by PacifiCare’s bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of PacifiCare and its stockholders.

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of PacifiCare’s independent auditors, and in December 2002 established a policy concerning the pre-approval of audit and non-audit services performed by PacifiCare’s independent auditors. The pre-approval policy provides that all audit services and permitted non-audit services to be performed by PacifiCare’s independent auditors must be approved in advance by the Audit Committee. The Audit Committee’s chairman may pre-approve all permitted non-audit service engagements with engagement fees of $50,000 or less, and all routine tax service engagements once the aggregate fees for routine tax service engagements in any year exceeds $100,000. The chairman of the Audit Committee must report, for informational purposes only, any pre-approval decisions made by him to the Audit Committee at its next scheduled meeting.

Audit Fees. During the fiscal years ended December 31, 2002 and 2001, the aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of PacifiCare’s financial statements for such fiscal years, for reviews of PacifiCare’s interim financial statements and in connection with statutory and regulatory filings or engagements were $1.7 million and $1.5 million, respectively. These fees were pre-

approved by the Audit Committee prior to the establishment of the pre-approval policy described above, which was established in December 2002.

Audit-Related Fees. During the fiscal years ended December 31, 2002 and 2001, the aggregate fees billed by Ernst & Young LLP for assurance and related services that were reasonably related to the performance of the audit or review of PacifiCare’s financial statements that are not included under “Audit Fees” above were $1.2 million for each year. These fees were primarily for services provided in connection with financial statement audits, debt offerings and related filings and advice on various accounting issues. None of these fees were pre-approved by the Audit Committee, or the chairman of the Audit Committee, pursuant to the pre-approval policy described above, which was established in December 2002.

Tax Fees. During the fiscal years ended December 31, 2002 and 2001, the aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning were $0.3 million and $0.1 million, respectively. These fees were primarily for assistance in defending tax positions. None of these fees were pre-approved by the Audit Committee, or the chairman of the Audit Committee, pursuant to the pre-approval policy described above, which was established in December 2002.

All Other Fees. During the fiscal years ended December 31, 2002 and 2001, all other fees billed by Ernst & Young LLP were $1.3 million and $3.0 million, respectively. These fees were primarily for various claims related projects and actuarial assistance. None of these fees were pre-approved by the Audit Committee, or the chairman of the Audit Committee, pursuant to the pre-approval policy described above, which was established in December 2002.

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

The Board recommends a vote for ratification of Ernst & Young LLP as PacifiCare’s independent auditors for the fiscal year ending December 31, 2003.

Other Business

The Board knows of no other business to be considered at the meeting. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have completed, signed and returned your proxy card,

then Mr. Reed and Mr. Phanstiel will, with your proxy, vote your shares on those matters according to their best judgment.

THE BOARD OF DIRECTORS

Biographies

BRADLEY C. CALL, age 60
•  Director since 1997
•  If Proposal 2 is approved by the stockholders, Mr. Call will be a nominee for reelection; otherwise, Mr. Call’s term expires in 2005
•  Class II Director*
Mr. Call was appointed to our Board in 1997 and has been the Managing Director of JMW Capital Partners, Inc. — Southern California Region since November 2001. Mr. Call was President and Chief Executive Officer of Stellex Aerospace, Inc., a privately held aerospace component-manufacturing firm with multiple plant operations throughout the U.S., from 1988 to 2001. Mr. Call was a member of the board of directors of UniHealth Foundation from 1998 until June 2001, and its predecessor UniHealth, from 1995 to 1998. Mr. Call became a member of the board of directors of UniHealth Foundation again in November 2002.

SHIRLEY S. CHATER, Ph.D., age 70
•  Director since 2001
•  If Proposal 2 is approved by the stockholders, Dr. Chater will be a nominee for reelection; otherwise, Dr. Chater’s term expires in 2004
•  Class III Director*
Dr. Chater was appointed to our Board in 2001. Dr. Chater has been an independent management consultant serving colleges, universities and foundations, including the Robert Wood Johnson Foundation and the Canadian Health Services Research Foundation, since 1998. From 1997 to 1998, Dr. Chater served as Regent’s Professor for the University of California. Dr. Chater served as the Commissioner of the U.S. Social Security Administration from 1993 to 1997 and as a member of the board of the Social Security and Medicare Trust Fund from 1994 to 1997.

TERRY O. HARTSHORN, age 58
•  Director since 1985
•  If Proposal 2 is approved by the stockholders, Mr. Hartshorn will be a nominee for reelection; otherwise, Mr. Hartshorn’s term expires in 2004
•  Class III Director*
Mr. Hartshorn was appointed to our Board in 1985 and was Chairman of our Board from 1993 to 1998 and President and Chief Executive Officer of UniHealth from 1994 to 1997.

GARY L. LEARY, age 68 • Director since 1989 • Nominee for reelection • Class I Director*	Mr. Leary was appointed to our Board in 1989 and is an independent business and legal consultant. From 1997 to 1998, Mr. Leary served as General Counsel and President of Unihealth Foundation. He was also Executive Vice President and General Counsel to UniHealth Foundation from 1998 to 2000, and its predecessor, UniHealth, from 1992 to 1997. From 1961 to 1992, Mr. Leary was engaged in the private practice of law, with an emphasis on corporate and health care law.

SANFORD M. LITVACK, age 66
•  Director since 2001
•  If Proposal 2 is approved by the stockholders, Mr. Litvack will be a nominee for reelection; otherwise, Mr. Litvack’s term expires in 2004
•  Class III Director*
Mr. Litvack was appointed to our Board in 2001. In January 2003, Mr. Litvack joined the law firm of Quinn, Emmanuel, Urquhart, Oliver and Hedges, LLP as partner. From 2001 to 2003, Mr. Litvack was of counsel to the law firm of Dewey Ballantine LLP where he specialized in complex litigation and antitrust matters. During his original tenure with the firm, he was a member of the executive committee and Chairman of the Litigation Department. Mr. Litvack served as Vice Chairman of the board of directors of Walt Disney Co. from 1999 to 2000. From 1994 through 1999, Mr. Litvack served as Senior Vice President and Chief of Corporate Operations of Walt Disney Co. Mr. Litvack is a member of the board of directors of Hewlett-Packard Company.

DOMINIC NG, age 44 • Director since February 2003 • Nominee for reelection • Class I Director*	Mr. Ng was appointed to our Board in February 2003. Mr. Ng has served as President and Chief Executive Officer of East West Bancorp since 1992 and as Chairman of its board of directors since 1998. Mr. Ng is a member of the board of directors of ESS Technology, Inc. and is a certified public accountant.

HOWARD G. PHANSTIEL, age 54
•  Director since 2000
•  If Proposal 2 is approved by the stockholders, Mr. Phanstiel will be a nominee for reelection; otherwise, Mr. Phanstiel’s term expires in 2005
•  Class II Director*
Mr. Phanstiel was appointed President and Chief Executive Officer in December 2000 after having served as acting Chief Executive Officer and director since October 2000. Mr. Phanstiel was appointed Executive Vice President and Chief Financial Officer in July 2000. Prior to that, Mr. Phanstiel was an executive of NetCatalyst from January 2000 to June 2000, Chairman and Chief Executive Officer of ARV Assisted Living, Inc. from 1997 to 1999, and Executive Vice President of Finance and Information Services at WellPoint Health Networks Inc. from 1994 to 1997. Mr. Phanstiel has served as a member of the board of directors of Wedbush Morgan Securities since January 2000.

WARREN E. PINCKERT II, age 59 • Director since 1985 • Nominee for reelection • Class I Director*	Mr. Pinckert was appointed to our Board in 1985 and has been President, Chief Executive Officer and a member of the board of directors of Cholestech Corporation, a medical device-manufacturing firm, since 1993. Mr. Pinckert is a certified public accountant.

CHARLES R. RINEHART, age 56
•  Director since February 2003
•  If Proposal 2 is approved by the stockholders, Mr. Rinehart will be a nominee for reelection; otherwise, Mr. Rinehart’s term expires in 2005
•  Class II Director*
Mr. Rinehart was appointed to our Board in February 2003. Mr. Rinehart is a member of the board of directors of UnionBanCal Corporation. From 1995 through 1998, Mr. Rinehart was Chairman and Chief Executive Officer of HF Ahmanson & Co. and its principal subsidiary, Homes Savings of America.

DAVID A. REED, age 70 • Director since 1992 • Nominee for reelection • Class I Director*	Mr. Reed has been Chairman of the Board since 1999 and a member of our Board since 1992. Mr. Reed currently is the President of DAR Consulting Group, and previously served as chairman of the American Hospital Association. Mr. Reed is a member of the board of directors of In Vitro International and Medstone International Inc.

LLOYD E. ROSS, age 62 • Director since 1985 • If Proposal 2 is approved by the stockholders, Mr. Ross will be a nominee for reelection; otherwise, Mr. Ross’ term expires in 2005 • Class II Director*	Mr. Ross was appointed to our Board in 1985 and is Chairman of the board of American States Water Company. Mr. Ross was Managing Partner of InverMex, L.P. from 1996 to 1997. Prior to that, Mr. Ross served as Vice President/ Division Manager of SMI Corporation, a division of ARB, Inc., a commercial and industrial building company.

*	If Proposal 2 is approved by the stockholders, our Board will be declassified upon filing of the amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

The information given in this proxy statement concerning the directors is based on statements made or confirmed to PacifiCare by or on behalf of such directors, except to the extent that such information appears in its records.

Number of Directors and Terms

If Proposal 2 is approved by the stockholders at the meeting, all 11 directors will be nominees for election this year and each elected director will hold office for a one-year term until the next annual stockholders’ meeting and until a successor is elected and has qualified, subject to earlier resignation, removal or death. If Proposal 2 is not approved at the meeting, four directors will be nominees for election this year. The other directors will continue to serve the terms described in their biographies.

Because our Board is currently classified, our directors currently serve staggered terms. This is accomplished as follows:

•	each director serves a three-year term,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

If Proposal 2 is approved by the stockholders at the meeting, our Board will be declassified upon filing of the amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

Compensation Committee Interlocks and Insider Participation

During 2002, none of the members of the Compensation Committee was an officer or employee of PacifiCare or any of its subsidiaries. In addition, during 2002, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or the Compensation Committee.

ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Members of our Board are elected by the stockholders and represent their interests. Our Board meets periodically to review significant developments affecting PacifiCare and to act on matters requiring Board approval.

Our Board met a total of six times in 2002. Except for Mr. Litvack, each member of our Board attended 75% or more of all Board and applicable committee meetings held in 2002.

Committees of the Board of Directors

PacifiCare’s by-laws provide that committees of directors may be established by resolution adopted by the Board, with such powers and duties as may be prescribed by the Board, except for the power to amend the bylaws or adopt or recommend to stockholders any matter required to be submitted to stockholders for approval, which powers and authority must be retained by the Board under the by-laws. In this connection, the Board has established the following committees: (i) Executive, (ii) Audit, Finance and Ethics, (iii) Compensation, (iv) Governance and Nominating, and (v) Real Estate. A majority of the Board selects the directors to serve on these committees.

Executive Committee. The Executive Committee currently consists of Messrs. Reed (Chairman), Hartshorn, Phanstiel, Pinckert and Ross. The Executive Committee is authorized to exercise the power and authority of the Board between its meetings, except the power to amend the bylaws or adopt or recommend to stockholders any matter required to be submitted to stockholders for approval. The Executive Committee is empowered to review and approve significant business operational decisions, the hiring and termination of key personnel and the retention and communication with professional advisors to PacifiCare. The Executive Committee is also empowered to oversee matters concerning strategic alternatives and any material financial transactions of PacifiCare. Because the Board was able to meet on a frequent basis, the Executive Committee was not required to exercise any of these duties in 2002, except for the review and approval of certain actions taken in connection with our financing activities and certain other matters during 2002 that necessitated action between scheduled Board meetings. The Executive Committee operates under a written charter adopted by the Board. The Executive Committee held four meetings in 2002.

Audit, Finance and Ethics Committee. The Audit, Finance and Ethics Committee, or Audit Committee, currently consists of Messrs. Pinckert (Chairman), Call, Leary and Litvack, each of whom is an “independent director” as that term is defined under applicable Nasdaq national market regulations. This committee is directed to:

•	review the scope, cost and results of the independent audit of the Company’s books and records, the results of the annual audit with management and the internal auditors and the adequacy of the Company’s accounting, financial and operating controls;

•	reviews the performance of the independent auditors and makes annual recommendations to the Board regarding the appointment or removal of the independent auditors;

•	review the financial statements to be included in the Annual Report on Form 10-K;

•	pre-approve all audit services and permitted non-audit services performed by the independent auditors and outsourced internal auditors;

•	review PacifiCare’s financial plans and operating results;

•	oversee PacifiCare’s internal audit programs; and

•	oversee the implementation of PacifiCare’s ethics program, adherence to our code of ethics and compliance with certain regulatory programs to deter fraud and abuse.

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee held 12 meetings in 2002.

Compensation Committee. The Compensation Committee currently consists of Messrs. Ross (Chairman), Hartshorn and Reed and Ms. Chater. During 2002, each member of the Compensation Committee (other than Mr. Reed who received $75,000 in consulting fees from PacifiCare in 2002) was a “non-employee director” as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each member of the Compensation Committee (other than Mr. Hartshorn who was a prior executive officer of PacifiCare and Mr. Reed who received $75,000 in consulting fees from PacifiCare in 2002) is also an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. A sub-committee of the Compensation Committee composed of the members who qualify as both “outside directors” and “non-employee directors” takes action on all matters that are likely to be subject to Section 16 of the Exchange Act or Section 162(m) of the Code. The Compensation Committee operates under a written charter adopted by the Board. Under such charter, the Compensation Committee has the following powers and authority:

•	to establish and periodically review PacifiCare’s executive compensation philosophy;

•	to establish the compensation for the five most highly compensated executive officers, including the chief executive officer;

•	to review reports of the chief executive officer regarding the development of senior management and the succession plan for the position of chief executive officer;

•	to review the compensation recommendations for presidents of subsidiary operating units and executive officers with annual salaries in excess of $250,000;

•	to administer the stock and other equity based incentive compensation plans (other than the director plans);

•	to review, direct and administer PacifiCare’s compensation policies, and to modify such policies, when necessary, to maintain competitiveness and compliance with applicable laws and regulations; and

•	to make recommendations to the Board regarding the compensation of directors in connection with their service on the Board or any committee of the Board.

In 2002, the Compensation Committee held nine meetings.

Governance and Nominating Committee. The Governance and Nominating Committee of the Board, or the Governance Committee, currently consists of Messrs. Hartshorn (Chairman), Reed and Ross. Arthur B. Laffer, Ph.D. also served on this committee until August 2002 when he resigned from the Board. The Governance Committee is responsible for:

•	reviewing the performance and contributions of each committee and the Board as a whole, at least annually, and recommending areas of improvement to the Board;

•	formally reviewing the performance of each Board member to determine whether it is desirable for such Board member to continue to serve on the Board based upon the designated functional needs of the Board and any change in the responsibilities of a particular Board member;

•	making recommendations regarding the need for any change in the Board representation or committee structure;

•	recommending the establishment of committees and nominating members and chairs of committees;

•	establishing a selection process for new Board members and an orientation process for new Board members; and

•	evaluating candidates to fill vacancies on the Board and making recommendations to the Board concerning the nomination of such candidates.

In connection with these responsibilities, the Governance Committee nominated for re-election each of the 11 director nominees. The Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders who wish to propose nominations for directors for consideration at the 2004 Annual Meeting of Stockholders may do so in accordance with the procedures described below under “Other Information — Stockholder Proposals.” The Governance Committee operates under a written charter adopted by the Company’s Board. The Governance Committee held eight meetings in 2002.

Real Estate Committee. The Real Estate Committee currently consists of Messrs. Litvack (Chairman), Call and Leary. The purpose of this committee is to review material leases, acquisitions and dispositions of real property and to make recommendations to the Board concerning significant real property transactions where appropriate. The Real Estate Committee operates under a written charter adopted by the Board. The Real Estate Committee held one meeting in 2002.

DIRECTOR COMPENSATION

For compensation purposes, Board years begin each July 1 and end the following June 30. We do not pay directors who are also our employees additional compensation for their service as directors. In 2002, compensation for non-employee directors included the following:

Cash Compensation

•	an annual retainer of $40,000,

•	$1,200 to directors for each board meeting attended (telephone attendance is paid at 50%),

•	$1,000 to directors for each board committee meeting attended (telephone attendance is paid at 50%),

•	$2,400 to the chairman for each board meeting attended (telephone attendance is paid at 50%) in lieu of the above fees for board meetings,

•	$2,000 to committee chairpersons for each board committee meeting attended (telephone attendance is paid at 50%) in lieu of the above fees for committee meetings, and

•	expenses for attending board and board committee meetings.

In early 2003, the board approved the following annual retainers for the Chairman of the Board and committee chairpersons, in addition to the annual retainer described above: Chairman of the Board ($75,000); Audit, Finance and Ethics Committee chairpersons ($20,000); Compensation Committee chairperson ($10,000), and all other committee chairpersons ($5,000). The committee chairpersons will receive a five months’ prorated amount for their services during the period February 1, 2003 through June 30, 2003. Also effective February 1, 2003, committee chairpersons receive the same per-meeting fees as those paid to non-committee chairpersons, now totaling $1,500 per meeting (with telephone attendance paid at 50%).

Annual retainers are paid to the directors each July 1 for the succeeding board year. New directors, including Messrs. Ng and Rinehart in 2003, receive a pro-rata amount of the annual retainer for their service on the Board from their start date through June 30. Board members who leave before their annual Board year is complete are required to repay the pro-rata portion of the retainer for the unserved months.

Stock Units

Each non-employee director has the ability to receive one-half of his or her annual retainer in deferred stock units. Any amounts deferred are converted into units of our common stock, and a risk premium is applied to all amounts deferred. The number of stock units are equal to the amount of annual retainer deferred, multiplied by a risk premium, then divided by the closing price of our common stock on the Nasdaq National Market on the date the annual retainer would have been paid but for the deferral. For the 2002-2003 board year, the risk premium is 40%. Distributions are made in shares of our common stock. Beginning with the 2002-2003 board year, each director is encouraged to defer one-half of the annual retainer payment in stock units until they have accumulated the suggested minimum ownership level of 2,000 shares each.

Stock Options

In 2002, under the 2000 Non-Employee Directors Stock Option Plan, or the Director Plan, each director received an annual, automatic grant of nonqualified options to purchase 5,000 shares of our common stock, with an exercise price equal to 100% of the fair market value of our common stock on the grant date, except for the Chairman of the Board who received a nonqualified option to purchase 10,000 shares of our common stock. These options were granted on July 1, 2002 with an exercise price of $25.85 per share.

For the 2002-2003 Board year that began on July 1, 2002, each non-employee director had the ability to receive one-half of his or her annual retainer in stock options rather than cash. The number of shares underlying the options granted were calculated based on a formula where the cash amount was multiplied by a factor of four, then divided by the closing price of our common stock on the Nasdaq National Market on July 1, 2002. Based on this formula, Mr. Litvack and Mr. Reed were granted options to purchase 3,095 shares each, with an exercise price of $25.85 per share. In early 2003, the Board removed the ability to defer any portion of the annual retainer into stock options, effective with the 2003-2004 Board year that will begin on July 1, 2003.

The Director Plan also provides for an automatic grant of nonqualified stock options to purchase 25,000 shares of our common stock to new directors when first elected to the Board. Messrs. Ng and Rinehart were awarded such options when they joined the Board in early 2003. These options were granted on February 20, 2003 with an exercise price of $22.17 per share.

Nonqualified stock options granted under the Director Plan:

•	vest immediately on the grant date,

•	provide that the underlying common stock may not be sold within the first six months after the grant date, and

•	may not be exercised after the expiration of 10 years from the option grant date.

Grants under the Director Plan are subject to the condition that during the previous 12 months, the director must have served on the board continuously, and must not be eligible to receive awards under the Company’s employee stock option plans.

Other Benefits

Our directors are eligible, at their election, to receive medical and dental coverage under our health care programs. The benefits received in 2002 were valued at approximately $11,000 for Mr. Call, $500 for Dr. Chater, $8,100 for Mr. Hartshorn, $900 for Mr. Leary, $900 for Mr. Reed and $8,100 for Mr. Ross.

Chairman of the Board

During 2002, Mr. Reed received annual consulting fees for his services as Chairman of the Board under a consulting agreement. Effective January 2002, Mr. Reed’s annual consulting fees were reduced to $75,000 from $125,000. In addition to the annual consulting fees, Mr. Reed also received all of the items described under Cash Compensation above. Effective September 30, 2002, Mr. Reed’s consulting agreement was terminated. Beginning July 2003, Mr. Reed will receive an annual retainer of $75,000 for his services as Chairman of the Board in addition to the items delineated under Cash Compensation above.

PRINCIPAL STOCKHOLDERS

This table shows how much of our common stock is owned by the directors, the named executive officers (as set forth in the “Summary Compensation Table” below), the directors and executive officers as a group and owners of more than 5% of our outstanding common stock, as of April 18, 2003.

Amount and Nature of Shares Beneficially Owned

	Number of		Percent of
	Shares	Right to	Outstanding
Name	Owned(1)	Acquire(2)	Shares(3)

FMR Corp. (4)	3,518,863	—	9.7
Par Capital Management, Inc. (5)	2,240,900	—	6.1
American Express Financial Corporation (6)	2,042,718	—	5.5
Dimensional Fund Advisors Inc. (7)	1,869,314	—	5.1
David A. Reed	1,000	97,623	*
Howard G. Phanstiel	65,097	350,000	1.1
Bradley C. Call	1,000	55,784	*
Shirley S. Chater, Ph.D.	—	40,852	*
Terry O. Hartshorn	204,732	100,778	*
Gary L. Leary	1,000	66,778	*
Sanford M. Litvack	—	43,089	*
Dominic Ng	—	25,000	*
Warren E. Pinckert II	1,632	61,784	*
Charles R. Rinehart	—	25,000	*
Lloyd E. Ross	5,600	66,778	*
Bradford A. Bowlus	7,059	411,250	1.1
Katherine F. Feeny	593	25,121	*
Joseph S. Konowiecki	77,519	304,000	1.0
Gregory W. Scott	18,760	112,500	*
All Directors and Executive Officers as a Group (8)(18 persons)	397,122	1,791,787	5.6

*	Less than 1%

(1)	Includes shares for which the named person:

      •     has sole voting and investment power,
      •     has shared voting and investment power with his or her spouse, or

•	holds in an account under the PacifiCare Savings and Profit-Sharing Plan, unless otherwise indicated in the footnotes.

(2)	Shares that can be acquired through stock option exercises or stock unit distributions through June 17, 2003.
(3)	The percentage of beneficial ownership is based on 36,954,000 shares of common stock outstanding as of April 18, 2003.
(4)	Based on information contained in a report on Schedule 13-G/ A filed with the SEC on February 14, 2003. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	Based on information contained in a report on Schedule 13-G/ A filed with the SEC on February 14, 2002. The address of Par Capital Management, Inc. is One Financial Center, Suite 1600, Boston, Massachusetts 02111.
(6)	Based on information contained in a report on Schedule 13-G filed with the SEC on February 13, 2003. The address of American Express Financial Corporation is 200 AXP Financial Center, Minneapolis, Minnesota 55474.
(7)	Based on information contained in a report on Schedule 13-G filed with the SEC on February 7, 2003. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(8)	In addition to the officers and directors named in this table, three other executive officers are members of the group.

EQUITY-BASED INSTRUMENTS HELD BY MANAGEMENT

The following table shows the equity-based instruments, other than common stock and restricted stock, held by our directors and executive officers as of April 18, 2003. This table includes the number of shares of our common stock underlying: (1) all stock options held by our directors and executive officers, including options not exercisable within 60 days, and (2) the deferred stock units granted to our directors under the 2000 Non-Employee Directors Stock Plan and to our executive officers under our stock unit deferred compensation plan. For further discussion of the Stock Plan, refer to “Director Compensation,” and for further discussion of the stock unit deferred compensation plan, refer to “Summary Compensation Table.” Directors and executive officers are not entitled to receive distributions of deferred stock units held, or to vote the shares except as described in the Stock Plan and the stock unit deferred compensation plan.

			Number of
			Deferred Stock
			Units and		Total
	Number of		Restricted Stock	Distribution	Equity-Based
	Stock Options	Exercise Price	Units	Price	Instruments
Name	Held(#)	Range Per Share	Held(#)(1)	Range/Share	Held(#)

Directors
David A. Reed	97,623	$16.02 - 87.00	2,333	$16.02 - 25.85	99,956
Bradley C. Call	55,784	16.30 - 79.50	1,249	16.02	57,033
Shirley S. Chater, Ph.D.	40,852	13.67 - 25.85	2,548	13.67 - 25.85	43,400
Terry O. Hartshorn	100,778	16.02 - 85.25	2,333	16.02 - 25.85	103,111
Gary L. Leary	66,778	16.02 - 87.00	2,333	16.02 - 25.85	69,111
Sanford M. Litvack	43,089	16.02 - 38.50	2,333	16.02 - 25.85	45,422
Dominic Ng	25,000	22.17	—	—	25,000
Warren E. Pinckert II	61,784	16.30 - 87.00	1,249	16.02	63,033
Charles R. Rinehart	25,000	22.17	—	—	25,000
Lloyd E. Ross	66,778	16.02 - 87.00	2,333	16.02 - 25.85	69,111
Executive Officers
Howard G. Phanstiel	1,125,000	12.06 - 57.88	150,950	15.00 - 28.50	1,275,950
Bradford A. Bowlus	780,000	16.38 - 92.50	71,699	15.00 - 28.50	851,699
Joseph S. Konowiecki	606,500	16.08 - 92.50	44,063	16.00 - 28.50	650,563
Gregory W. Scott	375,000	17.31 - 28.55	61,607	15.00 - 28.50	436,607
Katherine F. Feeny	96,671	17.77 - 53.88	21,524	16.00 - 28.50	118,195
All Directors and Executive Officers as a Group(2) (18 persons)	3,789,737	12.06 - 92.50	416,950	13.67 - 28.50	4,206,687

(1)	In January of 2003, we granted, under the 1996 Stock Option Plan for Officers and Key Employees, as amended, or 1996 Officers Plan, shares of restricted common stock, or Restricted Stock, to certain officers and employees. The Restricted Stock granted to our Senior Executives generally vest over a four year period. To allow for the deferral of receipt of the Restricted Stock by vice presidents and above, or Senior Executives, we amended our Stock Unit Deferred Compensation Plan, or Stock Unit Plan. Senior vice presidents and above were required to defer receipt of their Restricted Stock under the Stock Unit Plan for a minimum of four years from the date of grant. Vice presidents, who elected to defer receipt of their Restricted Stock, were not subject to any minimum deferral period. Upon deferral, the Restricted Stock was converted into an equal number of restricted common stock units, or Restricted Stock Units. The Restricted Stock Units vest pursuant to the original vesting schedule for the Restricted Stock. Upon expiration of the deferral period, Senior Executives will receive shares of common stock equal to the number of vested shares underlying the Restricted Stock Units and shares of restricted common stock if a Senior Executive elected a deferral period shorter than the vesting schedule. Vesting of the Restricted Stock accelerates upon the occurrence of certain events.
(2)	In addition to the directors and officers named in this table, three other executive officers are members of this group.

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for PacifiCare’s common stock(1), the Standard & Poor’s 500 Index and the Managed Care Peer Group(2), each of which assumes an initial value of $100.

Comparison of Five-year Cumulative Total Return

	12/97(3)	12/98	12/99	12/00	12/01	12/02

PacifiCare Health Systems, Inc.	$100	$145	$105	$30	$32	$56
Standard & Poor’s 500 Index	$100	$129	$156	$141	$125	$97
Managed Care Peer Group	$100	$112	$111	$206	$188	$194

(1)	For June 1999 and prior, our cumulative total returns are based on the performance of our Class B common stock. In June 1999, our Class A common stock and Class B common stock were combined and reclassified to a single class of common stock.
(2)	The Managed Care Peer Group comprises the following publicly traded managed care companies: Aetna, Inc., CIGNA Corporation, Coventry Corporation, First Health Group Corp., Health Net, Inc. (formerly known as Foundation Health Systems, Inc.), Humana, Inc., Mid Atlantic Medical Services, Inc., Oxford Health Plans, Inc., United HealthGroup, Incorporated, WellPoint Health Networks Inc., and PacifiCare. The numbers provided above are weighted annually by market capitalization of the companies comprising the Managed Care Peer Group.
(3)	We converted from fiscal year-end to calendar year-end reporting for the year ended December 31, 1997.

SUMMARY COMPENSATION TABLE

This table shows, for the last three years, compensation information for our Chief Executive Officer and the next four most highly compensated executive officers. We refer to each of these officers as a “named executive officer.”

					Long-Term Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options(#)	Compensation(4)

Howard G. Phanstiel(5)	2002	$917,309	$1,690,000	$330,160	$—	400,000	$68,312
President and	2001	900,001	360,000	95,642	—	—	75,396
Chief Executive Officer	2000	259,808	450,000	9,962	—	500,000	8,423
Bradford A. Bowlus	2002	600,001	780,000	196,348	—	175,000	42,228
Executive Vice President	2001	600,001	180,144	101,534	—	150,000	50,162
and President and CEO,	2000	600,001	200,000	—	—	100,000	45,100
PacifiCare Health Plans
Joseph S. Konowiecki(6)	2002	547,887	800,000	136,511	—	300,000	24,362
Executive Vice President,	2001	132,000	—	—	982,500	—	—
General Counsel and Secretary	2000	132,000	—	—	—	35,000	—
Gregory W. Scott(7)	2002	501,696	650,000	195,788	275,700	150,000	38,292
Executive Vice President and	2001	471,155	275,050	140,170	—	150,000	17,665
Chief Financial Officer	2000	—	—	—	—	—	—
Katherine F. Feeny	2002	374,910	206,250	62,139	—	30,000	25,382
Executive Vice President,	2001	249,999	90,000	23,074	—	20,000	10,488
Senior Solutions	2000	249,999	49,500	30,611	—	—	10,488

(1)	The amounts shown in this column include bonuses awarded and accrued during the years earned, but paid in the following year under our annual incentive plan. Additionally, this column includes signing bonuses totaling $100,000 for Mr. Phanstiel in 2000, $100,000 for Mr. Konowiecki in 2002 and $100,000 for Mr. Scott in 2001.
(2)	“Other Annual Compensation” includes a risk premium applied to amounts deferred under our stock unit deferred compensation plan (explained below). Additionally, this column includes forgiveness of loans that were made prior to the passage of the Sarbanes-Oxley Act of 2002 pursuant to automatic forgiveness terms in the loans, relocation expenses and other perquisites including personal financial services and allowances for auto and other benefits, as shown in the following chart.

	Forgiveness
	of Loan	Relocation Expenses		Other Perquisites			Total

	2002	2002	2001	2002	2001	2000	2002	2001	2000

Mr. Phanstiel	$—	$—	$—	$59,760	$23,642	$9,962	$59,760	$23,642	$9,962
Mr. Bowlus	—	—	—	40,348	65,505	—	40,348	65,505	—
Mr. Konowiecki	—	—	—	26,511	—	—	26,511	—	—
Mr. Scott	27,340	1,757	82,116	36,391	23,044	—	65,788	105,160	—
Ms. Feeny	—	—	—	20,889	23,074	30,611	20,889	23,074	30,611

       SEC regulations exclude from reporting requirements a named executive officer’s perquisites if the value in any year does not exceed the lesser of (a) $50,000 or (b) 10% of the total of the named executive officer’s annual salary and bonus for that year.

       Under the stock unit deferred compensation plan, executive officers may defer all or a portion of their annual bonus and signing bonus. The Chief Executive Officer may also defer all or a portion of his salary. Amounts deferred are converted into units of our common stock. The number of stock units converted is equal to the amount of bonus or salary deferred, multiplied by a risk premium, then divided by the price of our common stock on the Nasdaq National Market on a predetermined date. The stock price is based on a date selected by the Compensation Committee. Distributions are made in shares of common stock. In 2002, 2001 and 2000, the risk premium applied to amounts deferred was 40%. Stock unit activity for the named executive officers was as follows:

		Amount	Risk	Stock
		Deferred	Premium	Units(#)

Mr. Phanstiel	2002	$676,000	$270,400	59,150
	2001	180,000	72,000	16,800
Mr. Bowlus	2002	390,000	156,000	34,125
	2001	90,072	36,029	8,407
Mr. Konowiecki	2002	275,000	110,000	24,063
Mr. Scott	2002	325,000	130,000	28,438
	2001	87,525	35,010	8,169
Ms. Feeny	2002	103,125	41,250	9,024

(3)	The aggregate holdings and market value of shares of restricted stock held on December 31, 2002 by the named executive officers listed above were: Mr. Phanstiel, no shares; Mr. Bowlus, no shares; Mr. Konowiecki 60,000 shares ($1,264,500); Mr. Scott, 10,000 shares ($281,000); and Ms. Feeny, no shares.

On January 2, 2001, we granted Mr. Konowiecki 60,000 shares of restricted common stock. The shares vest in equal installments on January 2, 2002, 2003, 2004 and 2005

On May 28, 2002, we granted Mr. Scott 10,000 shares of restricted common stock. The shares vest in equal installments on May 28, 2003, 2004 and 2005.

(4)	Primarily represents our contributions under the Amended and Restated PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan, or (401(k) Plan, and the Statutory Restoration Plan as follows:

	401(k) Plan			Statutory Restoration Plan

	2002	2001	2000	2002	2001	2000

Mr. Phanstiel	$11,500	$10,200	$8,423	$56,416	$64,800	$—
Mr. Bowlus	11,500	9,889	10,200	30,332	39,877	34,610
Mr. Konowiecki	11,500	—	—	12,565	—	—
Mr. Scott	11,500	7,408	—	26,396	9,993	—
Ms. Feeny	11,500	10,200	10,200	13,486	—	—

       All of our employees who have completed 3 1/2 months of continuous service are eligible to participate in the 401(k) Plan. The Statutory Restoration Plan allows participants to defer the portion of their pay that otherwise would be deferred under the 401(k) Plan, but for statutory limitations, and to receive excess matching contributions, profit-sharing contributions and discretionary contributions in the same percentages as those provided by the 401(k) Plan. Employees in our two highest salary grades are eligible to participate in the Statutory Restoration Plan.

(5)	Mr. Phanstiel joined us in July 2000.
(6)	Mr. Konowiecki joined us as an employee in January 2002. Prior to his employment, Mr. Konowiecki served as our Executive Vice President since 1999, General Counsel since 1989 and Secretary since 1993. On December 31, 2001, Mr. Konowiecki’s professional corporation withdrew as a partner of K&R Law Group LLP (formerly known as Konowiecki & Rank LLP), or K&R, an outside law firm that provides legal services to us. Prior to such withdrawal, Mr. Konowiecki’s professional corporation, as a partner of K&R, received a share of K&R’s net income, which amounts were in addition to the amounts listed above.
(7)	Mr. Scott joined us in January 2001.

OPTION GRANTS

This table shows stock option grants to the named executive officers during the last fiscal year.

Options Granted in 2002

		Percentage
	Number of	of Options
	Securities	Granted to	Exercise or		Grant Date
	Underlying	Employees	Base Price	Expiration	Present
Name	Options(#)(1)	in 2002	Per Share(2)	Date	Value(3)

Howard G. Phanstiel	400,000	22	$18.380	1/24/12	$5,332,490
Bradford A. Bowlus	175,000	10	18.380	1/24/12	2,332,964
Joseph S. Konowiecki	300,000	16	16.080	1/02/12	3,498,900
Gregory W. Scott	150,000	8	18.380	1/24/12	1,999,684
Katherine F. Feeny	30,000	2	18.380	1/24/12	399,937

(1)	Option grants in 2002 were made under the Amended and Restated 1996 Stock Option Plan for Officers and Key Employees, and the 2000 Employee Plan. These options:

•	are granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant,

•	expire 10 years from the date of grant, unless otherwise earlier terminated because of certain events related to termination of employment, and

•	generally vest in 25% increments on each anniversary date of the grant, subject to the terms and conditions of the Plan. Options that have been held for more than six months, and that are not already exercisable or expired, will automatically become exercisable upon a change of control, as defined in the Plan.

(2)	Options with exercise prices of:

•	$16.080 were granted on January 2, 2002.

•	$18.380 were granted on January 24, 2002.

(3)	Grant date present values were calculated using the Black-Scholes option valuation model with the following assumptions:

• Expected Volatility	83%
• Risk-Free Interest Rate	4%
• Expected Life until Exercise	4 years
• Dividend Yield	0%
• Forfeiture Rate	0%

       The actual value, if any, that a named executive officer may realize will be based on the difference between the market price of our common stock on the date of exercise and the exercise price. There is no assurance that the actual realized value, if any, will be at or near the value estimated by the Black-Scholes model. The Black- Scholes model is only one method of valuing options, and our use of the model should not be construed as an endorsement of its accuracy.

OPTIONS EXERCISED

This table shows stock option exercises and the value of unexercised stock options held by the named executive officers during the last fiscal year.

Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at FY-End(#)		Money Options at FY-End(2)
	Acquired on	Value
Name	Exercise(#)	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard G. Phanstiel	—	$—	250,000	650,000	$2,405,625	$6,293,625
Bradford A. Bowlus	11,000	128,975	320,000	372,500	310,713	3,020,063
Joseph S. Konowiecki	—	—	229,000	317,500	—	3,606,000
Gregory W. Scott	—	—	37,500	262,500	404,531	2,671,594
Katherine F. Feeny	—	—	17,621	41,550	103,300	394,900

(1)	This number is calculated as follows:

•	using the sale price as the “market price,”

•	then subtracting the option exercise price from the market price to get the “value realized per share,” and

•	then multiplying the value realized per share by the number of options exercised.

      The amounts in this column may not represent amounts actually realized by the named executive officers.

(2)	This number is calculated by:

•	subtracting the option exercise price from our December 31, 2002 closing market price ($28.10 per share, as reported by Nasdaq National Market) to get the “average value per option,” and

•	multiplying the average value per option by the number of exercisable and unexercisable options.

      The amounts in this column may not represent amounts that will actually be realized by the named executive officers.

EMPLOYMENT AND SEVERANCE AGREEMENTS

We have entered into employment agreements with each of our named executive officers. The agreements entitle the executive officers to base salary, participation in all employee benefit programs, reimbursement for business expenses and participation in our annual incentive plan and employee stock option plans. The employment agreements for Mr. Phanstiel, Mr. Bowlus, Mr. Konowiecki and Mr. Scott have three-year terms, and Ms. Feeny’s employment agreement has a two-year term. The term of the employment agreements for the named executive officers:

•	may be extended if we provide written notice within 60 days prior to the expiration of the term,

•	are automatically extended for two years if a change of ownership or control occurs, and

•	upon expiration, if we offer the executive officer a new employment agreement and the executive does not accept it, the executive’s continued employment will be without the benefit of a written agreement and any severance benefits will be provided in accordance with our policies and practices.

Upon death, disability, misconduct or written termination by either us or the executive officer, the employment agreements for the effected officer will be terminated. In the event an executive officer is terminated for death, disability, termination without cause or termination following a change of ownership or control of PacifiCare, the agreements provide for severance benefits.

Termination Without Cause. If we terminate the named executive officer without cause (that is, other than for incapacity, disability, habitual neglect or gross misconduct), the employment agreements provide for severance payments in equal installments over the severance period. The severance periods are 24 months for Mr. Phanstiel and Mr. Scott, 36 months for Mr. Bowlus and Mr. Konowiecki, and 18 months for Ms. Feeny. Severance benefits include the following:

•	multiple of base salary,

•	multiple of historical average incentive plan bonus,

•	continuation of medical, dental and vision coverage,

•	automobile allowance,

•	outplacement services, and

•	any other bonus amounts or benefits to which the named executive officer may be entitled under any of our benefit plans.

Additionally, upon termination the named executive officers retain the right to exercise any vested options for one-year following the effective date of termination.

As of December 31, 2002, contingent liability for severance payments that we would be required to make for termination without cause under the employment agreements (excluding amounts that may be payable under incentive plans and the value of certain benefits), if termination occurred on that date, would be approximately $3,620,400 to Mr. Phanstiel, $3,000,600 to Mr. Bowlus, $2,753,100 to Mr. Konowiecki, $1,670,400 to Mr. Scott and $885,400 to Ms. Feeny.

Noncompetition Arrangements. If, while receiving severance payments following termination, any named executive officer is employed by a competitor, their severance payments will be reduced by an amount equal to the payment received from the competitor.

Termination Within 24 Months of a Change of Control. Under the employment agreements, a change of ownership or control would result from:

•	any transaction that results in a person or group acquiring beneficial ownership of 20% or more of PacifiCare’s voting power,

•	any merger or consolidation including the company in which the stockholders of the company immediately prior to the transaction control less than 50% of the voting power following the transaction,

•	any transaction in which we sell substantially all of our material assets,

•	our dissolution or liquidation, or

•	our incumbent directors (as defined in the agreements) cease for any reason to constitute a majority of the members of the Board.

If we terminate the named executive officers within 24 months of a change of control (other than for incapacity, disability, habitual neglect or gross misconduct), the employment agreements provide for lump-sum payment of base salary and specified benefits. The lump-sum payments would include 36 months of benefits for Mr. Phanstiel, Mr. Bowlus, Mr. Konowiecki and Mr. Scott and 24 months of benefits for Ms. Feeny. The lump-sum payments would include the same items described under Termination Without Cause above, plus the following:

•	prorated annual incentive plan bonus for the year in which the change of control occurs, and

•	amounts to cover any excise tax penalties.

Additionally, the named executive officers would receive the right to exercise all unexercised stock options as if all such options were fully vested, within one year of the effective date of termination.

As of December 31, 2002, contingent liability for severance payments that we would be required to make for a change of control under the employment agreements (excluding amounts that may be payable under incentive plans and the value of certain benefits), if termination occurred as of that date, would be approximately $5,430,600 to Mr. Phanstiel, $3,000,600 to Mr. Bowlus, $2,753,100 to Mr. Konowiecki, $2,505,600 to Mr. Scott and $1,180,500 to Ms. Feeny.

Additionally, the named executive officers’ agreements provide that if they continued to be employed 12 months following the effective date of a change of control, they will be given a 30-day window period during which they may elect to voluntarily terminate their employment with us. If they elect to voluntary terminate their employment during this 30-day window period, they receive:

•	one-half of the lump sum payment they would have received upon our termination of them after a change of control;

•	the right to exercise all unexercised stock options as if all such options were fully vested within one year of the effective date of termination, and

•	outplacement services.

1997 Premium Priced Stock Option Plan. Upon a change of control (as defined in the employee stock option plan), and if a minimum per-share consideration is paid for the transaction, Mr. Bowlus and Mr. Konowiecki will receive a cash payment for each unexercised premium priced option equal to the difference between (x) 110% of the price per share at which our common stock is sold in the change of control transaction and (y) the exercise price of the premium priced option. If the per-share consideration equals or exceeds $115.00 per share, the executive officers will not receive a cash payment. The exercise price for the premium priced options outstanding is $92.50 per share. The premium priced options expire in October 2007. The maximum cash payments under this program could total approximately $3 million for Mr. Bowlus and $2 million for Mr. Konowiecki.

PENSION PLAN

Effective January 1, 2002, we maintain an executive pension plan under which certain named executive officers are eligible to participate. This plan is an unfunded, nonqualified plan. Executives who retire at, or after age 62, receive an annual benefit equal to 4% of their highest consecutive three-year average annual base salary, or Covered Compensation, per year of service with a maximum annual benefit of 50% of Covered Compensation. The compensation considered in determining the pensions payable to the named officers is the compensation shown in the “Salary” column of the Summary Compensation Table on page 19. Executives with five years of covered employment may retire at or after age 55. A discount of 3% per year is applied for retirement before age 62. Named executive officers are 100% vested after completing five years of participation. Immediate vesting and unreduced early commencement is granted for any employee terminated within two years following a change in control event.

This table shows the amount of estimated annual retirement benefits that would be accrued at age 62 under our executive pension plan calculated on a life annuity basis. The benefits are not subject to any deduction for Social Security or other offset amounts.

Estimated Annual Benefits

	Years of Credited Service
Covered
Compensation	5	10	15	20	25	30

$100,000.	20,000	40,000	50,000	50,000	50,000	50,000
200,000	40,000	80,000	100,000	100,000	100,000	100,000
400,000	80,000	160,000	200,000	200,000	200,000	200,000
500,000	100,000	200,000	250,000	250,000	250,000	250,000
600,000	120,000	240,000	300,000	300,000	300,000	300,000
900,000	180,000	360,000	450,000	450,000	450,000	450,000
1,000,000	200,000	400,000	500,000	500,000	500,000	500,000

The credited full years of service under the plan as of January 1, 2003 for the eligible named executive officers are six years for Mr. Phanstiel and one year for Mr. Bowlus, Mr. Konowiecki, Mr. Scott and Ms. Feeny.

COMPENSATION COMMITTEE REPORT

In this section, we describe our executive compensation policies and practices, including the compensation we pay our Chief Executive Officer (“CEO”), and the next four most highly compensated executive officers.

As of the date of this report, the members of our committee are Lloyd E. Ross, Shirley S. Chater, Terry O. Hartshorn and David A. Reed.

During 2002, Mr. Ross, Ms. Chater, and Mr. Hartshorn were “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 and Mr. Ross and Ms. Chater were “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. A subcommittee of this committee composed of Mr. Ross and Ms. Chater handled issues impacted by Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code.

Functions of the Compensation Committee

Our committee has overall responsibility for PacifiCare’s executive compensation policies and practices. Our functions include:

•	establishing and periodically reviewing PacifiCare’s executive compensation philosophy to assure that it

•	attracts, motivates and retains key officers,

•	aligns executive compensation to business strategy and performance,

•	is consistent with sound competitive practices, and

•	is administered in the stockholders’ best interest,

•	reviewing and administering PacifiCare’s compensation practices, policies and plans,

•	annually evaluating the performance of the Chief Executive Officer, including determining his compensation,

•	reviewing and approving the Chief Executive Officer’s recommendations on compensation and benefits for the other executive officers, and

•	making recommendations regarding the compensation of directors.

We retained the services of a nationally recognized consultant who provided independent expertise on executive compensation matters to assist us in developing and administering PacifiCare’s executive compensation programs.

Executive Compensation Philosophy

PacifiCare’s executive compensation programs integrate our business strategies and long-range plans, and include the following components:

•	a competitive base salary structure,

•	an annual incentive plan based on the achievement of specific corporate, business unit and individual performance goals,

•	equity incentive plans that align stockholder value with executive officer reward and retention, and

•	a competitive benefit program.

Executive Compensation Components

PacifiCare’s executive compensation program is based on four components, each of which is intended to serve the overall compensation philosophy. Generally, executive total compensation opportunity is set at a level that will approximate the median of the opportunity provided to similar executive officers of companies with a similar business structure, complexity, size, and marketplace orientation. We review surveys of health care, service-oriented and Fortune 1000 companies in determining compensation opportunities. With the exception of base salaries, these opportunities are only realized when performance goals are met and PacifiCare’s stock price increases.

Base Salary. Salaries of executives are based on the competitive marketplace for comparable jobs. We also consider the salary requirements to recruit new executives in competitive markets. We annually review and adjust base salary based on an individual’s responsibilities, performance and experience.

Annual Incentive Compensation. All of our executive officers participate in the annual incentive plan. The qualifying performance criteria upon which performance objectives may be determined were approved by PacifiCare stockholders on June 24, 1999. This plan awards cash incentives to our executives when predetermined performance objectives are achieved. Performance objectives are set each year by the committee.

The primary performance objective at the corporate level is typically a measure of financial success, such as growth in earnings. Other objectives can include various financial or measurable non-financial goals. Business unit financial performance objectives may also be established for executive officers under the annual plan. For each performance objective, we set minimum, target and maximum goals. Achievement of the goals corresponds to funding a bonus pool equal to a predetermined percentage of executive officer’s salaries. Individual performance may influence the individual incentive award within the funded pool. As of the date of this report, the maximum amount that may be awarded to any one participant in any one year under the annual incentive plan is $2 million.

Equity Incentives. We believe it is important to provide executive officers and other employees with a longer-term interest in the performance of PacifiCare stock. The Company has established several plans, that we believe will align the interests of executive officers with the interests of stockholders. The primary programs include:

Officer stock option plan. Under this plan, executive officers are eligible to receive periodic grants of stock options, stock grants, stock awards (instead of cash compensation payments other than base salary) and stock appreciation rights. Awards are intended to retain and motivate executive officers to improve long-term stock performance. Stock options are granted at an exercise price at least equal to the fair market value of the underlying common stock on the date of grant. Stock options generally vest in installments over multiple years. When granting awards, we consider previous grants and stock ownership levels of executive officers. We also consider competitors’ long-term incentive practices to ensure that our awards are consistent with competitive practices. In 2002, all awards granted to executive officers were in the form of stock options, with the exception of hiring grants and one-time special recognition awards of restricted stock.

•	Employee stock purchase plan. This program was approved by stockholders at the 2002 meeting and allows eligible employees to invest between 1% and 15% of their compensation in PacifiCare stock, up to an annual maximum of $25,000. Stock is purchased twice a year at a 15% discount from the lesser of the market price on the offering date or purchase date. Participation is voluntary and is offered at the open enrollment period following completion of 45 days of employment.

•	Stock unit deferred compensation plan. Under this non-qualified plan, executive officers may defer all or a portion of their bonuses into units of PacifiCare stock. In addition, under the stock unit plan, the CEO may defer all or a portion of his base salary. A risk premium is applied to all amounts deferred under this plan.

•	Executive stock ownership guidelines. In 2001 we established stock ownership guidelines for executive officers of PacifiCare that set specific ownership levels as a multiple of base salary for each position. We expect executive officers to own stock with a relative value of up to four times their annual salary, depending on their title.

Benefit Plans.

•	Non-qualified deferred compensation plan. Under the non-qualified deferred compensation plan, executive officers may defer a portion of their salaries and all or a portion of their bonuses.

•	Statutory restoration plan. Under this plan, executive officers may defer the amount of their salaries and/or bonuses that they could defer under the terms of the 401(k) plan, except for the application of statutory limits imposed by the tax laws for qualified plans. We provide matching contributions up to a certain percentage and profit-sharing contributions to this plan.

2002 Actions

•	In January 2002, we approved a stock option grant for certain executive officers. The number of options granted was based on competitive practices for comparable positions at companies of similar size to PacifiCare, as well as in consideration of overall share usage and overhang levels.

•	In February 2002, to ensure that stock options granted to non-employee directors are consistent with competitive practices, we amended our 2000 Non-Employee Director Stock Plan and 1996 Non-Officer Directors Stock Option Plan to provide that stock options granted to non-employee directors under those plans, including stock options outstanding on the date of the amendment, would expire 10 years after the date of grant irrespective of a termination of directorship, instead of one year after a termination of directorship. We approved a Supplemental Executive Retirement Plan for executive officers and certain other members of management, as described in the 2001 proxy. The plan is designed to assist in attracting and retaining key executive talent to the Company. This plan provides supplemental deferred benefits in the form of retirement payments for life, once certain vesting and eligibility provisions are met.

•	PacifiCare implemented a formal succession-planning program and we reviewed the results.

2003 Actions

•	In January 2003, we approved incentive payments under the 2002 annual incentive plans based upon the performance objectives we set at the beginning of 2002. During 2002, PacifiCare’s stock price increased over 76%, earnings per share, on a pro forma basis, improved year over year by 17%, the Company refinanced more than $640 million in bank debt, and the Company introduced more than 20 new products. Given the above plan results, the annual incentive plan funded above its established target level. The committee approved individual executive incentive payments, in keeping with performance against the pre-established performance objectives, generally at above target levels.

•	Effective February 1, 2003, the committee revised, with the approval of the Board, the compensation policy for non-employee directors serving as Chairman of the Board or chairman of any committee of the Board. In addition to the $40,000 annual retainer paid to non-employee directors, the chairman of the Board will receive $75,000 annually, the chairman of the Audit, Finance and Ethics Committee will receive $20,000 annually, the chairman of the Compensation Committee will receive $10,000 annually, and all other committee chairpersons will receive $5,000 annually. Also effective February 1, 2003, committee chairpersons and committee members will receive the same per-meeting fees of $1,500 per meeting (with telephone attendance paid at 50%). Prior to February 1, 2003, committee members received $1,000 per meeting (with telephone attendance paid at 50%) and committee chairpersons received $2,000 per meeting (with telephone attendance paid at 50%).

•	In 2002 and 2003, the committee thoroughly reviewed the Company’s stock option use and the movement toward expensing stock options. Over several meetings, the committee, with the assistance of the outside consultant, discussed alternatives to the current program, which focuses almost exclusively on competitive stock option grants for long-term compensation of our executive officers and mid-level executives.

The committee recognized that the need to attract and retain a management team with the talent to lead the Company to increased stockholder value must be balanced by the amount of stock used for this purpose, the effect on overhang and the expense of that stock.

For 2003, the committee determined that it would be in the best interest of stockholders and the Company to switch from essentially an all stock option program, which contributed to dilution and overhang, to a program which uses less shares, while still providing sufficient attraction and retention to assure the required caliber of leadership, and is aligned with stockholder interests.

The new 2003 program focuses on restricted stock, which we believe has strong attraction and retention characteristics and provides stockholder alignment. The restricted stock will replace options on a 1:3 ratio using fewer shares and thus resulting in much less dilution than stock options.

For executive officers, up to 50% of their annual grant will continue to be made in stock options, because the committee believes that a portion of executive officer incentives should be in a form where the executive receives value only when the stock price increases. The remainder of their awards will be in restricted stock or restricted stock units.

The restricted stock units for the executives represent a restricted right to receive the stock in the future, and allows the Company to require deferred receipt of the stock for four years for senior officers, whether vested or not, as well as allowing other executives to elect to defer receipt. The Company’s stock unit deferred compensation plan was amended in 2002 to provide for deferral of the restricted stock into restricted stock units.

The effects of the program for 2003 are expected to reduce the Company’s share usage by more than 50%, compared to 2002.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million paid to PacifiCare’s most highly compensated executive officers. Some compensation is deductible only if performance criteria are specified in detail and stockholders have approved the compensation arrangements. We generally administer our compensation plans to maintain the tax deductibility of compensation. PacifiCare has obtained stockholder approval for its annual incentive plan, and each of its stock option plans, other than the 2000 Employee Plan. We believe that PacifiCare is in substantial compliance with Section 162(m). We believe, however, that it may be appropriate for PacifiCare to forego tax deductions in some limited circumstances to attract new executives in a competitive market or to continue to pay competitive compensation.

Chief Executive Officer Compensation

We establish Mr. Phanstiel’s compensation consistent with the executive compensation philosophy previously stated and the terms of his employment agreement. We believe that as CEO of PacifiCare, a substantial portion of his compensation should be directly tied to PacifiCare’s performance. Mr. Phanstiel did not receive a salary increase in 2002. In 2003, based on Mr. Phanstiel’s contribution to the positive performance of the Company and salaries for similar positions in the competitive marketplace, the committee increased the base salary for Mr. Phanstiel from $900,000 to $990,000 effective March 1, 2003.

Based on the annual incentive objectives established for Mr. Phanstiel under the annual incentive plan for 2002, which focused on net income and stockholder return in comparison to a peer group, but also included consideration for other factors such as debt refinancing, and growth and profitability in our commercial business, we awarded him with a cash bonus of $1,690,000 in annual incentive pay, which was the amount based on the pre-established performance criteria and which represents an above target payout. Mr. Phanstiel has elected to defer 40% of that award into stock units as part of PacifiCare’s Stock Unit Deferred Compensation Plan.

In January 2003, the committee reviewed Mr. Phanstiel’s overall contributions to the success of PacifiCare over the last two years and his leadership in the financial and stock price recovery of the Company. The committee determined that a special award to reflect that accomplishment and to bring his compensation over that same time period more in line with competitive practice for similar accomplishments would be appropriate and in the best interests of stockholders. Consequently, the committee made a one-time grant of 30,000 shares of restricted stock. The restricted stock vests over two years and, at Mr. Phanstiel’s election, may be deferred into stock units under PacifiCare’s Stock Unit Deferred Compensation Plan.

In 2003 under the new stock program described above, we awarded Mr. Phanstiel with an option to purchase 225,000 shares of PacifiCare stock, as well as with a grant of 75,000 restricted shares. Both grants vest ratably over four-years. The restricted share grant is subject to a mandatory minimum four-year deferral into restricted stock units. These restricted stock units are governed by PacifiCare’s Stock Unit Deferred Compensation Plan and are issued in shares of stock at the distribution date.

THE COMPENSATION COMMITTEE:

Lloyd E. Ross, Chairman	February 20, 2003
Shirley S. Chater
Terry O. Hartshorn
David A. Reed

AUDIT COMMITTEE REPORT

The Audit, Finance and Ethics Committee (the “Committee”) is composed of the four directors named below. Each member of the Committee is an independent director as defined under the listing standards of the National Association of Securities Dealers. The Committee operates under a written charter. The Committee held 12 meetings in 2002, and two meetings in 2003 through March 18, 2003. During these meetings, the Committee reviewed and discussed with management and Ernst & Young LLP (“E&Y”), the Company’s independent auditors, PacifiCare’s consolidated financial statements and financial reporting process, including the system of internal controls and significant accounting policies applied by PacifiCare. The Committee regularly meets with Deloitte & Touche LLP (“D&T”), PacifiCare’s outsourced internal auditors, and E&Y, with and without management present, to discuss the results of their examinations, evaluations of the Company’s internal controls and the overall quality of PacifiCare’s financial reporting.

Management has primary responsibility for the financial statements and financial reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of PacifiCare’s financial statements with generally accepted accounting principles. The Committee discussed with our independent auditors and our outsourced internal auditors the scope and plans for their respective audits. The Committee has discussed with E&Y the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). E&Y has provided the Committee with the written disclosures and the letter required by Independence Standards No. 61 (Independence Discussions with Audit Committees), and the Committee discussed with E&Y its independence from PacifiCare and its management. The Committee also considered the nature and scope of the non-audit services provided by E&Y to PacifiCare and the compatibility of these services with E&Y’s independence. The Committee also adopted a pre-approval policy for all audit services and permitted non-audit services to be performed by PacifiCare’s independent auditors and outsourced internal auditors.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in PacifiCare’s Annual Report on Form 10-K for the year ended December 31, 2002. The Committee also appointed E&Y as PacifiCare’s independent auditors for 2003.

THE AUDIT, FINANCE AND ETHICS COMMITTEE:

Warren E. Pinckert II, Chairman	March 18, 2003
Bradley C. Call
Gary L. Leary
Sanford M. Litvack

EXECUTIVE OFFICERS

Name	Age	Title

Howard G. Phanstiel	54	Director, President and Chief Executive Officer
Bradford A. Bowlus	47	Executive Vice President and President and Chief Executive Officer, PacifiCare Health Plans
Katherine F. Feeny	50	Executive Vice President, Senior Solutions
Sharon D. Garrett, Ph.D.	54	Executive Vice President, Enterprise Services
Joseph S. Konowiecki	49	Executive Vice President, General Counsel and Secretary
Jacqueline B. Kosecoff, Ph.D.	53	Executive Vice President, Pharmaceutical Services
Gregory W. Scott	49	Executive Vice President and Chief Financial Officer
Peter A. Reynolds	44	Senior Vice President, Corporate Controller

Mr. Phanstiel was appointed President and Chief Executive Officer and became a director in December 2000 after having served as acting Chief Executive Officer since October 2000. Mr. Phanstiel was appointed Executive Vice President and Chief Financial Officer in July 2000. Prior to that, Mr. Phanstiel was an executive of NetCatalyst from January 2000 to June 2000, Chairman and Chief Executive Officer of ARV Assisted Living, Inc. from 1997 to 1999, and Executive Vice President of Finance and Information Services at WellPoint Health Networks Inc. from 1994 to 1997. Mr. Phanstiel has served as a member of the board of directors of Wedbush Morgan Securities since January 2000.

Mr. Bowlus has been Executive Vice President and President and Chief Executive Officer of PacifiCare Health Plans since 1999. Mr. Bowlus was Regional Vice President, Western Region and President and Chief Executive Officer of PacifiCare of California from 1997 to 1999. From 1994 to 1997, Mr. Bowlus served in various capacities for PacifiCare, including President and Chief Executive Officer of PacifiCare of Washington, Inc., President and Chief Executive Officer of PacifiCare Dental and Vice President of PacifiCare of California.

Ms. Feeny was appointed Executive Vice President, Senior Solutions in January 2002. Ms. Feeny was Senior Vice President, Secure Horizons Sales and Marketing from 2000 to January 2002. During 1999, Ms. Feeny was Vice President, Sales and Marketing, Secure Horizons of California, and was Regional Sales Director, Secure Horizons of California from 1995 to 1997. Ms. Feeny joined Secure Horizons of California in November 1993 as Director of Medi-Cal sales.

Dr. Garrett was appointed Executive Vice President, Enterprise Services in December 2002. From 2000 to December 2002, Dr. Garrett provided interim executive management expertise to large companies in various industries. Dr. Garrett served as Chief Information Officer of the Walt Disney Company from 1989 to 2000.

Mr. Konowiecki assumed a full-time position as our Executive Vice President, General Counsel and Secretary in January 2002. Mr. Konowiecki has been our Executive Vice President since 1999, General Counsel since 1989, and Secretary since 1993. Mr. Konowiecki was a partner of K & R Law Group LLP (formerly known as Konowiecki & Rank LLP), including a professional corporation, or its predecessor from 1980 to December 2001, and has over 24 years of practice in business, corporate and health care law.

Dr. Kosecoff was appointed Executive Vice President, Pharmaceutical Services in July 2002. Dr. Kosecoff was Founder, President and Chief Operating Officer of Protocare, a firm whose line of business includes the clinical development of drugs, devices, biopharmaceutical and nutritional products and health services consulting, from 1998 to July 2002.

Mr. Scott was appointed Executive Vice President and Chief Financial Officer in January 2001. Mr. Scott was Chief Operating Officer and Chief Financial Officer of Medsite, Inc., an e-commerce and pharmaceutical services company, from 1999 through January 2001. Mr. Scott was Senior Vice President and Chief Financial Officer of Prudential HealthCare Group from 1995 to 1999.

Mr. Reynolds was appointed Senior Vice President, Corporate Controller in October 2002. Mr. Reynolds was Vice President of Finance and Assistant Corporate Controller from December 2001 to 2002. From 1997 to 2001, Mr. Reynolds was Controller of PacifiCare of California.

OTHER INFORMATION

Certain Relationships and Related Transactions

In January 2002, we extended a loan in the amount of $250,000 to Mr. Konowiecki as part of his compensation package for joining us as an employee. The loan bears interest at the Internal Revenue Service mandated rate, and lapses in a series of annual installments over a four-year period that began January 1, 2003. If Mr. Konowiecki is terminated for cause or Mr. Konowiecki terminates his employment for reasons other than death or disability, Mr. Konowiecki will be obligated to repay the outstanding balance of the loan. As of December 31, 2002, $250,000 remained outstanding.

In August 2001, we extended a loan in the amount of $100,000 to Mr. Scott as part of his compensation package for joining us as an executive officer, and relocating to California. The loan bears interest at the Internal Revenue Service mandated rate, and lapses in a series of installments over a four-year period that began January 22, 2002. If Mr. Scott is terminated for cause or Mr. Scott terminates his employment for reasons other than death or disability, Mr. Scott will be obligated to repay the outstanding balance of the loan. As of December 31, 2002, $75,000 remained outstanding.

We have not modified or extended the terms of the loans to Mr. Konowiecki or Mr. Scott.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during 2002, all filings with the SEC by our officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934 and that our officers, directors and 10% stockholders made all required filings.

Other Matters to Come Before the Annual Meeting

At the time this proxy statement was published, the Board of Directors knew of no other matters constituting a proper subject for action by the stockholders that would be presented at the 2003 annual meeting. However, if any other business should come before the meeting for stockholder action, the persons acting under proxies in the enclosed proxy card will vote thereon in accordance with their best judgment.

Stockholder Proposals

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to PacifiCare’s Investor Relations department no later than January 9, 2004. Proposals should be submitted in writing to, Investor Relations, P.O. Box 6006, Cypress, California 90630. Stockholders who want to submit proposals that are not to be included in our proxy statement for our 2004 annual meeting must do so by no later than March 14, 2004 and no earlier than February 13, 2004. Stockholders are also advised to review our Bylaws, which contain additional advance notice requirements.

Costs of Proxy Solicitation

We are paying for distributing and soliciting proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians reasonable fees and expenses in forwarding proxy materials to stockholders. We have engaged Georgeson & Company, Inc. (“Georgeson”) to assist in the distribution and solicitation of proxies. We agreed to pay Georgeson a fee of approximately $8,000 plus expenses for their services. Employees of PacifiCare or its subsidiaries and Georgeson may solicit proxies through mail, telephone or other means. Employees do not receive additional compensation for soliciting proxies.

Incorporation by Reference

Filings made by PacifiCare with the SEC sometimes “incorporate information by reference.” This means PacifiCare is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on the SEC’s rules, the performance graph on page 22 of this proxy statement and the “Compensation Committee Report” on page 30 and the “Audit Committee Report” on page 35 specifically are not incorporated by reference into any other filings with the SEC.

By order of the Board of Directors

Joseph S. Konowiecki

Executive Vice President,	May 8, 2003

General Counsel and Secretary	Cypress, California

Annex A

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PACIFICARE HEALTH SYSTEMS, INC.

Article VI

Article VI of the Amended and Restated Certificate of Incorporation of PacifiCare Health Systems, Inc. shall be deleted in its entirety and amended to read as follows:

A. Directors shall be elected for a one-year term at each annual meeting of stockholders, but in no case shall a decrease in the number of authorized Directors shorten the term of any incumbent Director. A Director shall hold office until the next annual meeting and shall serve until his successor is elected and qualified or until his earlier death, resignation or removal.

B. Should a vacancy occur or in the event of an increase in the authorized number of Directors, the Directors then in office (even though less than a quorum) may fill the vacancy for the remaining term of the vacant or newly created Directorship.

Article VII

Article VII Paragraph A of the Amended and Restated Certificate of Incorporation of PacifiCare Health Systems, Inc. shall be amended by deleting the following phrase “, considered for purposes of this Article as one class,” from the third (3rd) line of Paragraph A.

Article IX

Article IX of the Amended and Restated Certificate of Incorporation of PacifiCare Health Systems Inc. shall be deleted in its entirety and amended to read as follows:

The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. Any repeal or modification of this Article IX or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article IX shall be prospective and shall not affect the rights under this Article IX at the time of the alleged occurrence of any action or omission to act giving rise to liability.

A-1

Annex B

2003 MANAGEMENT INCENTIVE COMPENSATION PLAN

1.          PURPOSE

        This Plan is an amendment and restatement of the 1996 Management Incentive Compensation Plan of the Company. The purpose of the Plan is to promote the interests of the Company by attracting and retaining an outstanding senior executive management team. Awards payable under this Plan are designed to be qualified performance-based compensation within the meaning of Section 162(m) of the Code.

2.          DEFINITIONS

(a) “Adjusted Operating Income” means, for any Plan Year, the pre-tax operating income of the Company, excluding amortization of goodwill and intangible assets, interest and taxes, as determined in accordance with GAAP.

(b) “Award” means that portion, if any, of a Maximum Award, that is granted by the Committee to a Covered Employee with respect to a Plan Year.

(c) “Board” means the Company’s Board of Directors.

(d) “CEO” means the Company’s chief executive officer or chief executive officers on the last day of each Plan Year.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Committee” means the Compensation Committee of the Board or such other committee or sub-committee consisting of two or more members of the Board, selected by the Board, each of which members shall be an “Outside Director” for purposes of Section 162(m) of the Code.

(g) “Company” refers to PacifiCare Health Systems, Inc.

(h) “Covered Employee” means (i) the CEO, and (ii) the four (4) highest compensated executive officers of the Company (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) other than the CEO on the last day of each Plan Year.

(i) “Disability” means the permanent and total disability of a Covered Employee as defined in Section 22(e)(3) of the Code.

(j) “GAAP” means United States generally accepted accounting principles.

(k) “Maximum Award” for the CEO position means 1% of Adjusted Operating Income, and for each of the four highest compensated Covered Employees other than a CEO means 0.4% of Adjusted Operating Income.

(l) “Plan” refers to this 2003 Management Incentive Compensation Plan of the Company.

(m) “Plan Year” refers to each annual fiscal year of the Company.

(n) “Retirement” means a Covered Employee’s voluntary termination of his or her employment with the Company that is considered a “retirement” under the applicable policies of the Company or, if no such policies exist, is determined to be a “retirement” by the Committee.

3.          ADMINISTRATION

        The Plan will be administered by the Committee. The Committee will determine the amount of Awards, if any, to be granted under the Plan to the Covered Employees for the Plan Year subject to the terms and conditions set forth in the Plan and to other terms and conditions established by the Committee that are consistent with the purpose and provisions of the Plan.

        The Committee may prescribe, amend or rescind such rules, regulations, policies, interpretations and guides as deemed appropriate for the proper and effective administration of the Plan.

        No member of the Committee or employee of the Company will be personally liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction under the Plan. All decisions, determinations and interpretations of the Committee will be final and binding.

4.	DETERMINATION OF ADJUSTED OPERATING INCOME AND MAXIMUM AWARDS

        After the end of each Plan Year, the Company shall compute the Adjusted Operating Income for that Plan Year and the Maximum Award for each Covered Employee for that Plan Year. These computations shall be verified by the Company’s independent public accountants and reported to the Committee. The Committee will certify, in writing and prior to the grant of any Awards for a given Plan Year, the Maximum Award for each Covered Employee and the total amount of Adjusted Operating Income for the Plan Year.

5.	GRANT OF AWARDS

        After the computations, reports and certifications prescribed under Section 4 have been made, the Committee, in its sole discretion, shall determine the amounts, if any, of the Maximum Award to be granted to each of the Covered Employees as an Award for that Plan Year taking into account such factors as it deems relevant, including, without limitation: (i) the Adjusted Operating Income for the Plan Year; (ii) other significant financial or strategic achievements during the Plan Year; (iii) its subjective assessment of such Covered Employee’s overall performance for the Plan Year; and (iv) information about compensation practices at other peer group companies. In no event shall any Award to a Covered Employee under the Plan in any Plan Year exceed such Covered Employee’s Maximum Award. The Committee shall have no obligation to disburse the full amount of a Maximum Award for any Plan Year, and amounts of a Covered Employee’s Maximum Award for a Plan Year that are not actually granted as an Award may not be re-allocated to other Covered Employees or utilized for Awards in other Plan Years.

6.	PAYMENT OF AWARDS

        The Award, if any, earned by and granted to a Covered Employee will be paid as soon as administratively possible following the close of the applicable Plan Year and the certification by the Committee described in Section 4 above.

7.	DEFERRAL OF AWARDS

        A Covered Employee may elect in writing to defer receipt of all or a portion of an Award earned for a specified time as permitted under the terms of any Company sponsored plan that permits a Covered Employee to defer the Award provided herein.

8.          TERMINATION OF EMPLOYMENT

        In the event of a Covered Employee’s death, Disability or Retirement after the end of the Plan Year but before payment of an Award to which the Covered Employee is entitled, such Award will be paid to the Covered Employee or his or her estate or legal representative.

        In the event of termination of employment of a Covered Employee, voluntarily or by the actions of the Company, with or without cause, for reasons other than those specified above, at any time before payment of the Award, the Covered Employee will forfeit all rights to any Award subject to the sole discretion of the Committee.

9.          ADJUSTMENTS UPON CERTAIN CORPORATE TRANSACTIONS

        In the event of a reorganization, merger, consolidation or similar transaction in which the Company is not the surviving corporation, or upon the sale of substantially all the assets of the Company to another corporation, or upon the dissolution or liquidation of the Company, then the Company or a successor corporation, if any, may continue the Plan and, if not, the Plan will terminate on the effective date of such transaction. Provision will be made for determining the amount of cash payable for all Awards for a Plan Year which will end after such event based on the portion of the Plan Year occurring prior to such event, unless provisions are made for the continuance of the Plan and the assumption or substitution for such Awards of an equivalent value by the successor corporation.

        Adjustments under this section will be made by the Committee whose determination as to what adjustments will be made will be final, binding and conclusive.

10.          GENERAL PROVISIONS

(a) No Right to Participate. Nothing in the Plan will be deemed to give a Covered Employee, his or her legal representative or any other person or entity claiming under or through a Covered Employee, any contract or right to participate in the benefits of the Plan.

(b) No Employment Right. Participation in the Plan will not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company will continue to employ any individual.

(c) Nontransferability. Neither a Covered Employee nor any designated beneficiary of a Covered Employee shall have any right to assign, transfer, attach or hypothecate any benefits or payments under the Plan.

(d) Withholding. The Company has the right to deduct any amount required to be withheld under applicable federal, state or local tax laws with respect to the payment of any Award.

(e) Restricted Liability. Payments held by the Company before distribution will not be liable for the debts, contracts or obligations of any Covered Employee or beneficiary, or be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding.

11.          AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

        Subject to Section 12 below, the Company may amend, suspend or terminate the Plan at any time. The Committee will determine the effect on Awards that may be effected by such event and make adjustments and/or payments as it, in its sole discretion, determines appropriate.

12.          EFFECTIVE DATE AND STOCKHOLDER APPROVAL

        Upon its approval by stockholders at the Company’s 2003 annual meeting, this Plan will become effective retroactively as of January 1, 2003. Awards granted to Covered Employees shall be subject to, and contingent upon, the disclosure to the stockholders of the Company of the material terms of this Plan and stockholder approval of such terms. Such stockholder approval shall be required each time the Committee changes the definitions of Covered Employee, Adjusted Operating Income or Maximum Award under this Plan or changes other material terms under this Plan that would cause the Maximum Award to not continue to be considered a performance goal under Section 162(m) of the Code.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

PACIFICARE HEALTH SYSTEMS, INC.

P R O X Y	The undersigned holder of common stock acknowledges receipt of a copy of the 2002 annual report and the proxy statement, dated May 8, 2003, and, revoking any proxy heretofore given, hereby constitutes and appoints Messrs. David A Reed and Howard G. Phanstiel, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of PacifiCare common stock held of record by the undersigned on April 18, 2003, at the Annual Meeting of Stockholders to be held on June 12, 2003, or any adjournment or postponement thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

You can now access your PacifiCare Health Systems, Inc. account online.

Access your PacifiCare Health Systems, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, transfer agent for PacifiCare Health Systems, Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information	• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL)
technology.

• SSN or Investor ID

• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.	Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

• SSN or Investor ID

• PIN

• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.	Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History

• Book-Entry Information

• Issue Certificate

• Payment History

• Address Change

• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
1.	Election of Directors	☐	☐

Nominees:
01 Gary L. Leary	02 Dominic Ng
03 Warren E. Pinkert II	04 David A. Reed

If Proposal 2 is approved by the stockholders, the additional nominees are:

05 Bradley C. Call	06 Shirley S. Chater, Ph.D.
07 Terry O. Hartshorn	08 Sanford M. Litvack
09 Howard G. Phanstiel	10 Charles R. Rinehart
11 Lloyd E. Ross

Instruction: To withhold authority to vote for any individual nominee, strike out that nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
2.	Approval of amendments to the PacifiCare Health Systems, Inc. Certificate of Incorporation to declassify the Board of Directors and to modify the limitation on personal liability of members of the Board of Directors.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Approval of amendments to the PacifiCare Health Systems, Inc. 1996 Management Incentive Compensation Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	Ratification of selection of Ernst & Young LLP as independent auditors.	☐	☐	☐

5.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

If you plan to attend the Annual Meeting, please check here ☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐

PLEASE MARK, SIGN AND DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF THIS PROXY CARD IS PROPERLY EXECUTED, THE PROXIES WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR PROPOSALS 2, 3 AND 4 AND FOR THE ELECTION OF ALL THE NOMINEES LISTED IN PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. ALL PROPOSALS WERE SUBMITTED BY PACIFICARE HEALTH SYSTEMS, INC.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	Telephone		Mail
http://www.eproxy.com/phsy	1-800-435-6710
Use the Internet to vote your proxy.
Have your proxy card in hand when
you access the web site. You will be
prompted to enter your control
number, located in the box below, to
create and submit an electronic
ballot.	OR	Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions
	given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.pacificare.com

VOTING INSTRUCTIONS TO TRUSTEE

FOR THE ANNUAL METING OF STOCKHOLDERS — JUNE 12, 2003

P R O X Y	THE TRUSTEE SOLICITS THESE VOTING INSTRUCTIONS FROM PARTICIPANTS IN THE PACIFICARE HEALTH SYSTEMS, INC. SAVINGS AND PROFIT-SHARING PLAN WHO HAVE RIGHTS IN PACIFICARE COMMON STOCK

     The undersigned participant in the PacifiCare Health Systems, Inc. Savings and Profit-Sharing Plan or 401(k) Plan hereby instructs Wells Fargo Bank, as Trustee, to vote all shares of PacifiCare common stock allocated to the accounts of the undersigned under the 401(k) Plan, and to act in the discretion upon such other business as may properly come before, and to represent the undersigned at, the Annual Meeting of Stockholders of the Company to be held on June 12, 2003, or any adjournment or postponement thereof.

PLEASE CAREFULLY REVIEW THE ENCLOSED NOTICE TO 401(k) PLAN PARTICIPANTS BEFORE COMPLETING AND MAILING THIS CARD.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
1.	Election of Directors	☐	☐

Nominees:
01 Gary L. Leary	02 Dominic Ng
03 Warren E. Pinkert II	04 David A. Reed

If Proposal 2 is approved by the stockholders, the additional nominees are:

05 Bradley C. Call	06 Shirley S. Chater, Ph.D.
07 Terry O. Hartshorn	08 Sanford M. Litvack
09 Howard G. Phanstiel	10 Charles R. Rinehart
11 Lloyd E. Ross

Instruction: To withhold authority to vote for any individual nominee, strike out that nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN

2.	Approval of amendments to the PacifiCare Health Systems, Inc. Certificate of Incorporation to declassify the Board of Directors and to modify the limitation on personal liability of members of the Board of Directors.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Approval of Amendments to the PacifiCare Health Systems, Inc. 1996 Management Incentive Compensation Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Ratification of selection of Ernst & Young LLP as independent auditors.	☐	☐	☐

5.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

If you plan to attend the Annual Meeting, please check here ☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility. ☐

PLEASE MARK, SIGN AND DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF THIS PROXY CARD IS PROPERLY EXECUTED, THE PROXIES WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR PROPOSALS 2, 3 AND 4 AND FOR THE ELECTION OF ALL THE NOMINEES LISTED IN PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. ALL PROPOSALS WERE SUBMITTED BY PACIFICARE HEALTH SYSTEMS, INC.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	Telephone		Mail
http://www.eproxy.com/phsy	1-800-435-6710
Use the Internet to vote your proxy.
Have your proxy card in hand when
you access the web site. You will be
prompted to enter your control
number, located in the box below, to
create and submit an electronic
ballot	OR	Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions
	given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.pacificare.com